EXHIBIT 99.1
Execution Copy
AGREEMENT AND PLAN OF MERGER
by and among
ILLINOIS TOOL WORKS INC.,
HEADLINER ACQUISITION CORPORATION
and
QUIPP, INC.
Dated as of March 26, 2008

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of March 26, 2008 by and among Illinois Tool Works Inc., a Delaware corporation (“Parent”), Headliner Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Parent (“MergerCo”), and Quipp, Inc., a Florida corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Appendix A attached hereto.
RECITALS
     WHEREAS, the parties intend that Parent acquire all the outstanding shares of the Company’s capital stock pursuant to the Merger described below in Article I, as a result of which the Company will become a wholly owned subsidiary of Parent;
     WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee, has, by unanimous vote of all of the directors, (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and MergerCo, (ii) adopted this Agreement, (iii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iv) resolved to recommend approval of this Agreement by the shareholders of the Company;
     WHEREAS, the Board of Directors of MergerCo has unanimously approved this Agreement and declared it advisable for MergerCo to enter into this Agreement;
     WHEREAS, Parent, as the sole stockholder of MergerCo, has adopted and approved this Agreement and approved the Merger;
     WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger;
     NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:
I. THE MERGER
     Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable terms of the FBCA, at the Effective Time, (a) MergerCo will merge with and into the Company (the “Merger”), (b) the separate corporate existence of MergerCo will cease and (c) the Company will continue its corporate existence as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

     Section 1.2 Closing. Unless otherwise mutually agreed in writing by the Company and Parent, the closing of the Merger (the “Closing”) will take place at the offices of Katten Muchin Rosenman LLP, 525 West Monroe, Chicago, Illinois 60661, at 9:00 a.m. local time on a date selected by Parent, but not later than the second Business Day following the day (the “Satisfaction Date”) on which all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or, if permissible, waived in accordance with this Agreement. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
     Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause the articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Department of State of the State of Florida in accordance with Sections 607.0120 and 607.1105 of the FBCA. The Merger will become effective at such time as the Articles of Merger have been duly filed with the Department of State of the State of Florida, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Articles of Merger in accordance with the FBCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
     Section 1.4 Effects of the Merger. The Merger will have the effects set forth in this Agreement and the applicable provisions of the FBCA.
     Section 1.5 Organizational Documents. At the Effective Time,
          (a) the Company Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law; and
          (b) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
     Section 1.6 Directors and Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the initial directors of the Surviving Corporation shall be the directors of MergerCo immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation or bylaws of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the initial officers of the Surviving Corporation shall be the officers of MergerCo immediately prior to the Effective Time, until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent and the Surviving Corporation shall cause the directors and officers of the Surviving Corporation immediately after the Effective time, each to hold office as a director, officer or limited liability company manager, as the case may be, of each Subsidiary of the Surviving Corporation in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective organizational documents of such Subsidiary.

II. EFFECT OF THE MERGER ON CAPITAL STOCK
     Section 2.1 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of MergerCo or the Company or the holder of any capital stock of MergerCo or the Company:
          (a) Cancellation of Certain Common Stock. Each share of Common Stock that is owned by MergerCo, Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.
          (b) Conversion of Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”) (other than (i) Shares to be cancelled in accordance with Section 2.1(a) and (ii) Dissenting Shares (each, an “Excluded Share” and collectively, the “Excluded Shares”)), will be converted into the right to receive in cash, without interest, an amount per Share (the “Per Share Merger Consideration”) equal to $5.65; provided, however, that the Per Share Merger Consideration is subject to adjustment as set forth in Sections 2.4 and 2.6.
          (c) Cancellation of Shares. At the Effective Time, all Shares will no longer be outstanding, will be cancelled and will cease to exist, and, in the case of non-certificated shares represented by book-entry (“Book-Entry Shares”), the names of the former registered holders shall be removed from the registry of holders of such shares, and, subject to Section 2.3, each holder of a certificate formerly representing any such Shares (each, a “Certificate”) and each holder of a Book-Entry Share, other than Dissenting Shares, will cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration, without interest, in accordance with Section 2.2.
          (d) Conversion of MergerCo Capital Stock. Each share of common stock, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.
     Section 2.2 Surrender of Certificates and Book-Entry Shares.
          (a) Paying Agent. Prior to the Effective Time, for the benefit of the holders of Shares (other than Excluded Shares), Parent will (i) designate, or cause to be designated, Computershare Inc. and Computershare Trust Company, N.A. (collectively, the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent to act as agent for the payment of the Per Share Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof and a bond, if required, pursuant to Section 2.2(f)) and the Book-Entry Shares in accordance with this Article II from time to time after the Effective Time. On or prior to the Closing Date, Parent will deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of the Shares, cash necessary for the payment of the Per Share Merger Consideration pursuant to Section 2.1(b) (such cash being herein referred to as the “Payment Fund”). The Payment

Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be (i) in obligations of, or guaranteed by, the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (ii) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (iii) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be the property of and payable to Parent.
          (b) Payment Procedures. The Company shall prepare a transmittal form (the “Letter of Transmittal”) which shall have been approved by Parent prior to distribution to any holder of Shares, advising such holders of the procedure for surrendering to the Paying Agent Certificates and Book-Entry Shares in exchange for the Per Share Merger Consideration payable with respect to each such Share. The Letter of Transmittal shall provide, among other things, that delivery will be effected, and risk of loss and title to Certificates and Book-Entry Shares will pass, only upon proper delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, as the case may be, to the Paying Agent and instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Shares in exchange for the Per Share Merger Consideration. Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof) or Book-Entry Share to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as reasonably may be requested by the Paying Agent, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor cash in the amount (after giving effect to any required tax withholdings) that such holder has the right to receive pursuant to this Article II, and the Certificate or Book-Entry Share so surrendered will be cancelled forthwith. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, cash to be paid upon due surrender of the Certificate or Book-Entry Share may be paid to such a transferee if the Certificate or Book-Entry Share formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.
          (c) Withholding Taxes. The Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares or holder of Company Stock Rights any amounts required to be deducted and withheld with respect to such payments under the Code, or any provision of state, local or foreign Tax Law. Any amounts so deducted and withheld will be timely paid to the applicable Tax authority and will be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of Company Stock Rights, as the case may be, in respect of which such deduction and withholding was made.
          (d) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed with respect to shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time and no further transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time shall be made other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Paying Agent, they will be cancelled and exchanged for the Per Share Merger Consideration as provided in this Article II.
          (e) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares six months after the Effective Time will be delivered to Parent, on demand, and any holder of a Certificate or Book-Entry Share who has not theretofore complied with this Article II thereafter will look only to Parent for payment of his, her or its claims for Per Share Merger Consideration. Notwithstanding the foregoing, none of Parent, MergerCo, the Company, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
          (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as the Surviving Corporation may determine are necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration pursuant to this Agreement.
     Section 2.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent provided under the FBCA, any Shares outstanding immediately prior to the Effective Time that are held by a Person who has neither voted in favor of the approval of this Agreement nor consented thereto in writing and who has demanded properly in writing appraisal for such Shares (the “Dissenting Shares”) and otherwise properly perfected and not withdrawn or lost his, her or its rights in accordance with Section 607.1321 of the FBCA will not be converted into, or represent the right to receive, the Per Share Merger Consideration (with each such Person being referred to herein as a “Dissenting Shareholder”). Such Dissenting Shareholders will be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of Sections 607.1302 and 607.1324 of the FBCA, except that all Dissenting Shares held by shareholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 607.1323 of the FBCA will thereupon be deemed to have been converted into, and represent the right to receive, the Per Share Merger Consideration in the manner provided in this Article II and will no longer be Excluded Shares. The Company will give Parent prompt notice within one Business Day after receipt by the Company of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments or documents received by the Company relating to shareholders’ rights of appraisal. The Company will give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

     Section 2.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration will be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
     Section 2.5 Treatment of Company Stock Rights.
          (a) At the Effective Time, each outstanding and unexercised option, warrant, right, call, convertible security, right to subscribe, conversion right or other agreement or commitment to which the Company is a party or which is binding upon the Company providing for the issuance or transfer by the Company of additional shares of capital stock of the Company, whether vested or unvested (collectively, the “Company Stock Rights”), automatically shall be canceled and extinguished and no payment shall be made in respect thereof.
          (b) Prior to the Effective Time, the Company Board (or a committee thereof) will adopt such resolutions and will take such other actions as shall be required to effectuate the actions contemplated by Section 2.5(a), without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation including, but not limited to, terminating all Company Stock Award Plans.
     Section 2.6 Adjustment to Per Share Merger Consideration. Each of Parent, MergerCo and the Company agrees and acknowledges that the Per Share Merger Consideration was calculated such that the aggregate Per Share Merger Consideration payable to all holders of Shares (other than Shares to be canceled in accordance with Section 2.1(a)) (the “Purchase Price”) would equal $8,350,000 (i.e. $8,500,000 minus the Estimated Closing Indebtedness). In the event that, immediately prior to the Closing, the Company is unable to demonstrate to the reasonable satisfaction of Parent that:
          (a) the Closing Cash is at least $1,500,000, then the Purchase Price shall be reduced by the amount by which $1,500,000 exceeds the Closing Cash; and/or
          (b) the Closing Indebtedness is less than or equal to the Estimated Closing Indebtedness, then the Purchase Price shall be reduced by the amount by which the Closing Indebtedness exceeds the Estimated Closing Indebtedness; and in the case of a reduction of the Purchase Price pursuant to Section 2.6(a) and/or Section 2.6(b), the Per Share Merger Consideration shall be reduced accordingly.
III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Notwithstanding any other provision of this Agreement, the amendment or modification of the Company Disclosure Letter by the Company after the time Parent has signed this Agreement shall have no effect with respect to the agreements, covenants and obligations of the Company pursuant to Article V or the conditions to be satisfied pursuant to Section 6.2.

     Except as set forth in the letter (the “Company Disclosure Letter”) delivered by the Company to Parent and MergerCo concurrently with the execution of this Agreement (each section of which, to the extent specified therein, qualifies the correspondingly numbered representation and warranty or covenant of the Company contained herein together with any other representation and warranty or covenant where its relevance is reasonably apparent), the Company hereby represents and warrants to Parent and MergerCo as follows:
     Section 3.1 Organization; Power; Qualification. The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now conducted and as it will be conducted through the Effective Time. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of its Company Organizational Documents.
     Section 3.2 Corporate Authorization; Enforceability.
          (a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to approval of this Agreement by the Requisite Company Vote, to consummate the transactions contemplated by this Agreement, including the Merger. The Company Board, acting upon the unanimous recommendation of the Special Committee, at a duly held meeting has, by unanimous vote of all of the directors, (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and MergerCo, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the shareholders of the Company approve this Agreement (collectively with the recommendation of the Special Committee, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the shareholders of the Company at the Company Shareholders Meeting. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the Requisite Company Vote and the filing of the Articles of Merger.
          (b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and MergerCo, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditor’s rights and to general principles of equity.
     Section 3.3 Capitalization.
          (a) The Company’s authorized capital stock consists solely of 8,000,000 shares of Common Stock. As of the close of business on March 25, 2008 (the “Measurement Date”), 1,477,746 shares of Common Stock were issued and outstanding, including 5,000 shares of restricted Common Stock. As of the Measurement Date, no shares of Common Stock were held in the treasury of the Company. No Shares are held by any Subsidiary of the Company. Since the Measurement Date, there has been no change in the number of outstanding shares of capital stock of the Company or the number of shares issuable upon the exercise of outstanding Company Stock Rights. As of the Measurement Date, Stock Options to purchase 45,000 shares of Common Stock were issued and outstanding and no other Company Stock Rights were issued and outstanding. Section 3.3(a)(i) of the Company Disclosure Letter sets forth a complete and correct list of all Stock Options that are outstanding as of the Measurement Date, and with respect to each Stock Option: (i) the name of the holder of the Stock Option, (ii) the number of shares of Common Stock subject to the Stock Option, (iii) the exercise price, (iv) the date on which the Stock Option was granted or issued, (v) the name of the Company Benefit Plan under which the Stock Option was issued and whether the Stock Option is an “incentive stock option” (as defined in Section 422 of the Code) or a nonqualified stock option, (vi) whether or not the Stock Option will be canceled and extinguished, by its terms, at or immediately prior to the Effective Time, and (vii) the date on which the Stock Option expires. Except as specifically set forth in Section 3.3(a)(ii) of the Company Disclosure Letter, all Stock Options shall, by virtue of the Merger and without any action on the part of Parent, the Company or any holder of any Stock Option, terminate and be canceled and extinguished and no payment shall be made in respect thereof. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders may vote (or which is convertible into or exchangeable for securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding (collectively, the “Voting Debt”). Other than the Stock Options, there are no shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock or Voting Debt of the Company or such securities or other rights (which term, for purposes of this Agreement, will be deemed to include stock appreciation rights, “phantom stock” or other commitments or arrangements that provide any right to receive value or benefits similar to such capital stock, securities or other rights or that are based upon the book value, income or other attribute of the Company). Since the Measurement Date, there have been no issuances of any securities of the Company or any of its Subsidiaries.
          (b) All Shares are, and all shares of Common Stock reserved for issuance upon the exercise of Stock Options, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and non-assessable and are not and will not be subject to any pre-emptive rights.
          (c) Except as set forth in Section 3.3(c) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to issue, sell, or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any Shares, Stock Options, capital stock of any Subsidiary of the Company, Voting Debt, other voting securities, or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock or Voting Debt of the Company or any Subsidiary of the Company or such securities or other rights.
          (d) Except as set forth in Section 3.3(d) of the Company Disclosure Letter, since December 31, 2007 and through the date of this Agreement, the Company has not declared or paid any dividend or distribution in respect of any of the Company’s securities, and neither the Company nor any Subsidiary of the Company has issued, sold, repurchased, redeemed or otherwise acquired any of the Company’s securities, and their respective boards of directors have not authorized any of the foregoing.
          (e) Each Company Benefit Plan providing for the grant of Shares or of awards denominated in, or otherwise measured by reference to, Shares (each, a “Company Stock Award Plan”) is set forth (and identified as a Company Stock Award Plan) in Section 3.14(a) of the Company Disclosure Letter. The Company has provided to Parent correct and complete copies of all Company Stock Award Plans under which awards are currently outstanding and all forms of options and other equity based awards (including award agreements) issued and outstanding under such Company Stock Award Plans.
          (f) Neither the Company nor any Subsidiary of the Company has entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make investments in any Person other than (i) any such commitments, arrangements, or agreements in the ordinary course of business consistent with past practice or (ii) pursuant to Disclosed Contracts.
     Section 3.4 Subsidiaries and Company Joint Ventures. Section 3.4 of the Company Disclosure Letter sets forth a complete and correct list of all of the Company’s Subsidiaries and all Company Joint Ventures. The Company is the direct or indirect owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each of the Company’s Subsidiaries. All equity interests of the Subsidiaries and the Company Joint Ventures held by the Company or any other Subsidiary of the Company are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by the Company or another Subsidiary of the Company are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than any Permitted Liens or restrictions contained in the Joint Venture Agreements related thereto. The Company has provided Parent with true, complete and correct copies of the Company Organizational Documents and the joint venture agreements of the Company Joint Ventures. Other than the Subsidiaries and the Company Joint Ventures listed in Section 3.4 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person. Section 3.4 of the Company Disclosure Letter sets forth for each Subsidiary of the Company and Company Joint Venture: (i) its name and the jurisdiction of its organization, (ii) the number of shares of authorized capital stock or each class of its capital stock (or comparable information for membership interests, partnership interests or other equity interests), (iii) the number of issued and outstanding shares of each class of its capital stock (or comparable information for membership interests, partnership interests or other equity interests), (iv) the number of shares of its capital stock (or other equity interests) held in treasury, (v) its directors, officers, managers, or general partners, as the case may be, and (vi) all the jurisdictions in which it is qualified to do business as a foreign entity, and such Subsidiary of the Company or Company Joint Venture is in good standing in each of such jurisdictions.
     Section 3.5 Required Filings and Consents. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any international, foreign, supranational, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body, self regulated entity or similar body, whether domestic or foreign (each, a “Governmental Entity”) other than: (i) the filing and recordation of the Articles of Merger with the Department of State of the State of Florida; (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the shareholders of the Company to be held to consider the approval of this Agreement (the “Company Shareholders Meeting”); (iii) any filings required by, and any approvals required under, the rules and regulations of the NASDAQ Stock Market (the “NASDAQ”); and (iv) any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity identified in Section 3.5(iv) of the Company Disclosure Letter.
     Section 3.6 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not:
          (a) contravene or conflict with, or result in any violation or breach of, any provision of (i) any of the Company Organizational Documents or (ii) any of the organizational or governing documents of any Company Joint Venture;
          (b) assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.5 have been obtained or made (i) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound or affected; (ii) result in any violation or breach of or loss of a benefit under, or constitute a default (with or without notice or lapse of time or both) under, any Disclosed Contract; (iii) except as set forth on Section 3.6(b) of the Company Disclosure Letter, require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Contract; (iv) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Company Contract; (v) cause the creation or imposition of any Liens on any Company Assets, except for Permitted Liens; or (vi) contravene or conflict with, or result in any violation or breach of, any permit, license, accreditation, consent, certificate, approval, exemption, Order, franchise, permission, agreement, qualification, authorization or registration (each, a “Permit”) of the Company or any of its Subsidiaries or any Law applicable to the Company or any of its Subsidiaries.

     Section 3.7 Compliance with Law and Permits.
          (a) Permits. Each of the Company and its Subsidiaries is in possession of all material Permits necessary to own, lease and operate their respective properties and assets or to carry on their respective businesses as now being conducted in compliance with applicable Laws, which Permits are listed in Section 3.7(a) of the Company Disclosure Letter, and all such Permits are in full force and effect. No suspension or cancellation of any of the Permits so listed is pending or, to the Knowledge of the Company, threatened. Each of the Company and its Subsidiaries is in material compliance with each of the Permits listed in Section 3.7(a) of the Company Disclosure Letter.
          (b) Compliance with Law. Since 2002, except as disclosed on Section 3.7(b) of the Company Disclosure Letter, each of the Company and its Subsidiaries has not violated in any material respect and is in material compliance with all applicable Laws and all Orders relating to the business or operations of the Company or any of its Subsidiaries, including Laws relating to the import and export of all products used, distributed, sold, resold, licensed or sublicensed in connection with the business of the Company and its Subsidiaries. Since 2002, none of the Company and its Subsidiaries has received any written notice to the effect that it is not in material compliance with any Law. Each of the Company and its Subsidiaries has filed in a timely manner all reports, documents and other materials it was required to file under applicable Laws other than filings that have not had and will not have a Company Material Adverse Effect.
     Section 3.8 Voting.
          (a) The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary to approve this Agreement and approve the Merger and the other transactions contemplated thereby.
          (b) Except as set forth in Section 3.8(b) of the Company Disclosure Letter, there are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, other than the Support Agreement. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which shareholders of the Company may vote.
     Section 3.9 Financial Reports and SEC Documents; Accounts Receivable. (a) The Company has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or other applicable securities statutes, regulations, policies and rules since December 31, 2005 (the forms, statements, reports and documents filed or furnished with the SEC since December 31, 2005, including any exhibits and amendments thereto, the “Company SEC Documents”). Each of the Company SEC Documents, at the time of its filing (except as and to the extent such Company SEC Document has been specifically modified or superseded in any subsequent Company SEC Document filed and publicly available at least one Business Day prior to the date of this Agreement), complied in all material respects with the applicable requirements of each of the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). As of their respective dates, except as and to the extent specifically modified or superseded in any subsequent Company SEC Document filed and publicly available at least one Business Day prior to the date of this Agreement, the Company SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company SEC Documents included all certifications required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”). The Company has not received any written comments from the SEC staff that are not resolved. Except as set forth in Section 3.9(a) of the Company Disclosure Letter, there have been no internal or SEC investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Company’s chief executive officer, principal financial officer, the Company Board or any committee (or any chair of any such committee) thereof.
          (b) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents in all material respects the consolidated assets, liabilities and financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules), except and to the extent any Company SEC Document has been specifically modified or superseded in any subsequent Company SEC Document filed and publicly available at least one Business Day prior to the date of this Agreement, fairly presents in all material respects the results of operations and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that are not expected to be material in amount or effect). To the Company’s Knowledge, the reserves shown on the Interim Financial Statements will be sufficient to satisfy in full the contingent obligations and liabilities of the Company and its Subsidiaries as of the date thereof.
          (c) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules), and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules), have, except and to the extent any Company SEC Document has been specifically modified or superseded in any subsequent Company SEC Document filed and publicly available at least one Business Day prior to the date of this Agreement, in each case been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.
          (d) The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has timely filed and made publicly available on the SEC’s EDGAR system no less than one Business Day prior to the date of this Agreement, all certifications and statements required by (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act and (B) Section 906 of Sarbanes Oxley with respect to any Company SEC Documents. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to provide reasonable assurance that the information required to be disclosed by the Company in the reports filed with the SEC (x) is recorded, processed, summarized and reported accurately within the time periods specified in the SEC’s rules and forms and (y) is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. Except as set forth on Section 3.9(d) of the Company Disclosure Letter, the Company maintains internal control over financial reporting as defined by Rule 13a-15 or Rule 15d-15 under the Exchange Act; as of December 31, 2007, such internal control over financial reporting is effective (and, for the avoidance of doubt, does not contain any material weaknesses).
          (e) Except as set forth on Section 3.9(e) of the Company Disclosure Letter, to the Company’s Knowledge, (x) from December 31, 2005 through the date of this Agreement, none of the Company or any of its Subsidiaries, or any director, officer or independent auditor of the Company or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, and (y) since December 31, 2005 through the date of this Agreement, no attorney representing the Company or any of its Subsidiaries has reported “evidence of a material violation” (as defined in Rule 2 of the Standards of Professional Conduct for Attorneys appearing and practicing before the Securities and Exchange Commission in the representation of an issuer) relating to periods after December 31, 2005, by the Company (or any of its Subsidiaries) or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company.
          (f) Section 3.9(f) of the Company Disclosure Letter sets forth a list, as of a recent date as set forth therein, of all accounts receivable of the Company and its Subsidiaries. All such accounts receivable arose from bona fide transactions in the ordinary course of business. None of such accounts receivable is subject to any counterclaims or setoffs for which adequate reserves have not been established in accordance with GAAP. All such accounts receivable, net of the reserve for doubtful accounts, are collectible in the ordinary course of business within 180 days of the invoice date.

     Section 3.10 Company Indebtedness; Undisclosed Liabilities.
          (a) All Company Indebtedness and the amount thereof, by item, is described in Section 3.10 of the Company Disclosure Letter.
          (b) Except (i) as and to the extent disclosed or reserved against on the Interim Financial Statements or (ii) as incurred since the date thereof in the ordinary course of business consistent with past practice (none of which relates in any material respect to any breach of Contract, breach of warranty, tort, infringement or violation of any Law or any Order), neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any Company Joint Venture has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.
     Section 3.11 Absence of Certain Changes.
          (a) Except as disclosed in Section 3.11(a) of the Company Disclosure Letter, since December 31, 2007, there has not been any Company Material Adverse Effect or any change, event or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
          (b) Except as disclosed in Section 3.11(b) of the Company Disclosure Letter, since December 31, 2007, the Company and each of its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and there has not been any (i) action or event that, if taken on or after the date of this Agreement without Parent’s consent, would violate the provisions of any of Sections 5.1(a), (b), (c)(i)-(ii), (c)(iv)-(v), (d), (e), (f) (except with respect to dispositions of assets having an aggregate value not in excess of $50,000 for all such dispositions), (h), (k), (l), (m), (n), (o) or (q) or (ii) agreement or commitment to do any of the foregoing.
     Section 3.12 Litigation. There are no claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation, or investigations before any Governmental Entity (each, a “Legal Action”) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any executive officer or director of Company or any of its Subsidiaries in connection with his or her status as a director or executive officer of the Company or any of its Subsidiaries. There is no outstanding Order against the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected. To the Knowledge of the Company, neither the Company, any Subsidiary of the Company, nor any executive officer or director of the Company or any such Subsidiary is under investigation by any Governmental Entity related to the conduct of the Company’s or any such Subsidiary’s business.
     Section 3.13 Contracts.
          (a) Except as set forth in Section 3.13(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract: (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed in full or in part after the date of this Agreement; (ii) which is a Company Joint Venture Agreement; (iii) which constitutes a contract or commitment relating to Company Indebtedness or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $50,000; or (iv) which contains any provision that would restrict or limit, in any material respect, the conduct of business of the Company, any Subsidiary of the Company or any of their respective Affiliates (or any Affiliate of any such Affiliate thereof) after the Effective Time. Each contract, arrangement, commitment or understanding of the type described in clause (i) of this Section 3.13(a) has been filed in the Company SEC Documents. Each Contract listed in Section 3.13(a) of the Company Disclosure Letter is referred to herein as a “Disclosed Contract” and correct and complete copies thereof have been provided to Parent by the Company.
          (b) (i) Each Company Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, other than any such Company Contract that expires or is terminated after the date hereof in accordance with its terms or amended by agreement with the counterparty thereto (provided that, if any such Company Contract is so amended in accordance with its terms after the date hereof (provided such amendment is not prohibited by the terms of this Agreement), then to the extent the representation and warranty contained in this sentence is made or deemed made as of any date that is after the date of such amendment, the reference to “Company Contract” in the first clause of this sentence shall be deemed to be a reference to such contract as so amended), (ii) the Company and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract, except where such default would not reasonably be expected to have a Company Material Adverse Effect.
     Section 3.14 Benefit Plans.
          (a) Section 3.14(a) of the Company Disclosure Letter contains a correct and complete list of each Company Benefit Plan. For purposes of each Company Benefit Plan, no entity is a member of the Company’s “controlled group” (within the meaning of Section 414 of the Code) other than the Company and its Subsidiaries.
          (b) With respect to each Company Benefit Plan, the Company has made available to Parent correct and complete copies of (i) all plan texts, amendments through the Closing Date, agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions, all summaries of material modifications, and summaries of all material employee communications concerning the extent of the benefits provided under a Company Benefit Plan since December 31, 2006; (iii) the three most recent annual reports (including all schedules); (iv) the three most recent annual audited financial statements and opinions; (v) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”); and (vi) all material communications to or from any Governmental Entity given or received since December 31, 2005. There is no present intention of the Company that any Company Benefit Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the level thereof) under any Company Benefit Plan at any time within the 12 months immediately following the date of this Agreement.
          (c) Since December 31, 2006, there has not been any amendment or change in interpretation relating to any Company Benefit Plan that would materially increase the cost of such Company Benefit Plan.
          (d) Neither the Company nor any member of the Company’s “controlled group” (within the meaning of Section 414 of the Code) has at any time participated in or made contributions to or had any other liability with respect to a plan that is (i) a Multiemployer Plan, (ii) a Multiple Employer Plan, (iii) a Multiple Employer Welfare Arrangement, or (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code.
          (e) Except as set forth in Section 3.14(e) of the Company Disclosure Letter, each Company Benefit Plan intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter by the IRS, or has a favorable determination letter pending or has time remaining in which to file an application for such determination from the IRS, with respect to such qualification, and its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and no event has occurred since the date of such qualification or exemption that would reasonably be expected to materially adversely affect such qualification or exemption. Each Company Benefit Plan has been and is established and administered in material compliance with its terms and with the applicable provisions of ERISA, the Code and other applicable Laws. Each Company Benefit Plan has been and is operated in material respects in accordance with its terms and has been operated and funded in such a manner as to qualify, where appropriate, for both federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto. No event has occurred and no condition exists that would subject the Company by reason of its affiliation with any current or former member of its “controlled group” (within the meaning of Section 414 of the Code) to any material (i) Tax, penalty or fine, (ii) Lien (other than a Permitted Lien) or (iii) other liability imposed by ERISA, the Code or other applicable Laws.
          (f) Except as set forth in Section 3.14(f) of the Company Disclosure Letter, there are no (i) Company Benefit Plans under which welfare benefits are provided to past or present employees of the Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Section 4980B of the Code, Title I of ERISA or any similar state group health coverage continuation Laws, the cost of which is fully paid by such employees or their dependents; or (ii) unfunded Company Benefit Plan obligations with respect to any past or present employees of the Company and its Subsidiaries that are not fairly reflected by reserves shown on the most recent financial statements contained in the Company SEC Documents, to the extent required by GAAP, except as would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.
          (g) Except as set forth in Section 3.14(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company or its Subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code; (v) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans; or (vi) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.
          (h) None of the Company or any of its Subsidiaries or any Company Benefit Plan, or, to the Knowledge of the Company, any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which has resulted or would reasonably be expected to result in any material Liability to the Company or its Subsidiaries, taken as a whole. With respect to any Company Benefit Plan, (i) no Legal Actions (including any administrative investigation, audit or other proceeding by the Department of Labor or the IRS but other than routine claims or appeals for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and (ii) to the Knowledge of the Company, no events or conditions have occurred or exist that would reasonably be expected to give rise to any such Legal Actions, except in each case such as would not reasonably be expected to have a Company Material Adverse Effect.
          (i) Except as would not reasonably be expected to have a Company Material Adverse Effect, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.
          (j) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company (i) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and, effective January 1, 2008, in compliance with the final regulations issued under Section 409A of the Code or (ii) is grandfathered from the application of Section 409A of the Code and has not been “materially modified” (within the meaning of the final regulations under Section 409A of the Code) at any time after October 3, 2004. With respect to each Stock Option: (i) each Stock Option has been granted with an exercise price no lower than “fair market value” (within the meaning of Section 409A of the Code) as of the grant date of such option; (ii) no term of exercise of a Stock Option has been extended after the grant date of such Stock Option in violation of Section 409A of the Code; and (iii) the grantee cannot otherwise defer recognition of income after the Stock Option exercise date or, in the case of a qualifying disposition of an incentive stock option, upon the sale of the stock received at the time of Stock Option exercise.
          (k) Every outstanding Stock Option issued by the Company (i) has an exercise price equal to or greater than the fair market value per share of the Common Stock on the date of grant of such Stock Option, (ii) was issued in compliance with the terms of the plan under which it was issued and in compliance with applicable laws, rules and regulations, including the rules and regulations of the NASDAQ, and (iii) has been accounted for in accordance with GAAP and otherwise been disclosed accurately and completely and in accordance with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, including Item 402 of Regulation S-K, and the Company has paid, or properly reserved for, all taxes payable with respect to each such Stock Option (including the issuance and exercise thereof), and has not deducted any amounts from its taxable income that it is not entitled to deduct with respect to any such Stock Option (including the issuance and exercise thereof).
          (l) With respect to all periods from January 1, 2002 to the Effective Date, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and COBRA (or any similar applicable state law) have been satisfied in all material respects with respect to each Company Benefit Plan.
          (m) Each Company Benefit Plan may be amended, terminated, modified or otherwise revised by the Company or the Surviving Corporation, on and after the Effective Date, without further liability to the Company or the Surviving Corporation, except for liability for benefits payable under the terms of such Company Benefit Plan.
          (n) To the Knowledge of the Company, after due inquiry, no communication or disclosure has been made that, at the time made, did not accurately reflect the terms and operations of any Company Benefit Plan.
     Section 3.15 Labor Relations.
          (a) No employees of the Company or any of its Subsidiaries are covered by collective bargaining or similar agreements of the Company or its Subsidiaries.
          (b) There is no labor strike or similar dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.
          (c) There is no unfair labor practice complaint against the Company pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board.
          (d) Since January 1, 2006, neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that would reasonably be expected to require notification under the WARN Act or any similar foreign, state or local law or regulation.
          (e) Section 3.15 of the Company Disclosure Letter contains a true, complete and correct list of:
               (i) the employees (other than directors and senior executives) employed by the Company or any of the Company’s Subsidiaries: (a) who individually earned in excess of $100,000 in base salary for the year ended December 31, 2007, or (b) who individually are expected to earn in excess of $100,000 in base salary for the year ending December 31, 2008, and the rate of all current base compensation payable by the Company and the Company’s Subsidiaries to each such employee, together with their actual bonus for the year ended December 31, 2007 and their target bonus for the year ended December 31, 2008;

               (ii) the directors and senior executives of the Company and the Company’s Subsidiaries, including compensation (current and previous year); and
               (iii) all agreements containing obligations regarding severance, change of control or similar payments to which the Company or any Subsidiary thereof is party (copies of which have been made available to Parent prior to the date hereof).
          (f) To the Company’s Knowledge, there is no pending application for certification of a collective bargaining agent involving the Company or any of the Company’s Subsidiaries.
          (g) All employees have been properly classified, and no person is treated as an independent contractor or third party agency employee who should be treated as an employee under the laws of the country in which such individual performs services. The Company has not, and none of the Company’s Subsidiaries has, leased employees in the United States within the meaning of Section 414(N) of the Code without regard to subsection (2)(b) thereof.
          (h) For each employee of the Company or any of its Subsidiaries on a leave of absence, Section 3.15 of the Company Disclosure Letter indicates the nature of the leave of absence and (to the extent known), the employee’s anticipated date of return to active employment.
     Section 3.16 Taxes. Except as disclosed on Section 3.16 of the Company Disclosure Letter:
          (a) The Company and its Subsidiaries have properly prepared and timely filed all income and material Tax Returns they were required to have filed, and all such Tax Returns are correct and complete in all material respects;
          (b) The Company or its Subsidiaries have fully and timely paid, or are contesting in good faith by appropriate proceedings, all Taxes (whether or not shown to be due on the Tax Returns) required to be paid by any of them. The Company and its Subsidiaries have made adequate provision for any Taxes that are not yet due and payable for all taxable periods ending on or before September 30, 2007 on the Interim Financial Statements to the extent required by GAAP;
          (c) There are no outstanding agreements extending or waiving, or have the effect of extending or waiving, the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and, to the Knowledge of the Company, no request for any such waiver or extension is currently pending;
          (d) No audit or other proceeding by any Governmental Entity is ongoing, pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries;
          (e) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the

Company and its Subsidiaries) pursuant to which it has or will have any obligation to make any payments on account of indemnification for Taxes on or after the Closing Date;
          (f) Neither the Company nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 or 361 of the Code in the two years prior to the date of this Agreement;
          (g) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting made by either the Company or any of its Subsidiaries on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code and any applicable regulation promulgated thereunder (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in the regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date;
          (h) Neither the Company nor any of its Subsidiaries has engaged in any transaction that has given rise to a disclosure obligation as a “reportable transaction” as defined in Code regulation Section 1.6011-4(b);
          (i) The Company has provided to Parent correct and complete copies of (A) all material Tax Returns (including all schedules or attachments thereto and any amendments thereof) filed by the Company or any of its Subsidiaries for Tax years ending in 2005 and thereafter and (B) all ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, and similar documents sent to or received by the Company or any of its Subsidiaries relating to Taxes;
          (j) No claim has ever been made by any authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;
          (k) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries;
          (l) All Taxes required to be withheld or paid by the Company and its Subsidiaries in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party have been timely paid to the proper Governmental Entity or set aside in accounts for such purpose and the Company and its Subsidiaries have each complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any such employee, independent contractor, creditor, stockholder, or other third party;

          (m) Except with respect to any Affiliated Group of which the Company is the common parent identified in Section 3.16 of the Company Disclosure Letter, the Company (i) has not been a member of any Affiliated Group, (ii) does not have any liability for Taxes of any Person as a transferee or successor, by contract, or otherwise, or (iii) has not been a member of any partnership, limited liability company, joint venture or any other entity treated as a partnership for federal income tax purposes;
          (n) To the Knowledge of the Company, the Company and its Subsidiaries have disclosed on their federal income and state income and franchise Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code or any corresponding or similar provision of state Tax Law.
     Section 3.17 Environmental Compliance. Since January 1, 2003, except to the extent identified on any environmental assessments conducted by or on behalf of Parent:
          (a) neither the Company nor any of its Subsidiaries has generated, treated, stored or Released, and has not authorized anyone else to generate, treat, store or Release, any Hazardous Material in violation of any Environmental Health and Safety Laws;
          (b) there has not been any generation, treatment, storage or Release of any Hazardous Material in connection with the business of the Company or any of its Subsidiaries or the use of any real property or facility leased or owned by the Company or any of its Subsidiaries, which has created any liability under any Environmental Health and Safety Law or which would require reporting to or notification of any Governmental Entity;
          (c) no asbestos which is friable or polychlorinated biphenyls or underground storage tank is contained in or located at, in or under any facility leased or owned by the Company or any of its Subsidiaries;
          (d) any Hazardous Material generated, treated, stored or Released by the Company or any of its Subsidiaries in connection with the business of the Company or any of its Subsidiaries has been and is being generated, treated, stored or Released in all material respects in compliance with Environmental Health and Safety Law;
          (e) the Company and its Subsidiaries have complied, and are in compliance, in all material respects with all applicable requirements under Environmental Health and Safety Laws, and possess, and at all times have possessed and been in compliance with, all permits and certificates required under Environmental Health and Safety Laws, and have filed all notices or applications, required thereby;
          (f) neither the Company nor its Subsidiaries have been subject to, and have not received any notice (written or oral) of, any private, administrative or judicial Order or Legal Action or any notice (written or oral) of any intended private, administrative, or judicial Order or Legal Action relating to any violation of Environmental Health and Safety Laws or the presence or alleged presence of Hazardous Materials in, under, upon, or migrating to or from any real or immovable property now or previously owned or used by the Company or its Subsidiaries or any offsite location, and to the Knowledge of the Company there is no reasonable basis in fact or law for any such notice or action; and there are no pending or threatened Orders or Legal Actions (or notices of potential Orders or Legal Actions) from any Governmental Entity or any other Person regarding any matter relating to Environmental Health and Safety Laws; and
          (g) the Company and its Subsidiaries have provided Parent with copies of all final engineering or environmental studies in their possession or control with respect to the Company, the Subsidiaries, and all properties at which the Company or any of its Subsidiaries has conducted business, including the Owned Real Property; and Section 3.17 of the Company Disclosure Letter sets forth and describes all material response actions, investigations, removal actions, remedial actions, compliance and/or corrective actions currently or previously conducted at the Owned Real Property or leased property (“Environmental Actions”), including, without limitation, (i) Environmental Actions that have received closure, no further action status or other similar final approval from a Governmental Entity (“Regulatory Closure”), and (ii) Environmental Actions that have not received Regulatory Closure.
     Section 3.18 Intellectual Property Rights. Section 3.18 of the Company Disclosure Letter contains a true and complete list of all patents, patent applications, trademark and service mark registrations and applications, material unregistered trademarks and service marks, domain names, copyright registrations and applications, and material software products or functionality, in each case owned by the Company or any of its Subsidiaries or exclusively licensed to the Company or any of its Subsidiaries for use in their businesses. Section 3.18 of the Company Disclosure Letter shall set forth with respect to each item listed therein, to the extent applicable, the jurisdiction where registered, the name of the registered owner, the date of registration or application, the name of the registration body where the registration or application was made and the registration or application number. All of the Intellectual Property purported to be owned by the Company or any of its Subsidiaries (“Owned Intellectual Property”) and which is registered (“Registered Intellectual Property”) is in full force and effect, none of the Registered Intellectual Property has been canceled, abandoned, adjudicated invalid, or otherwise terminated and all renewal and maintenance fees in respect of such Registered Intellectual Property (if applicable) have been duly paid. Except as identified in Sections 3.18(a)-(j) of the Company Disclosure Letter (with each such subsection of Section 3.18 of the Company Disclosure Letter corresponding to subsections (a)-(j) below):
          (a) the Company and each of its Subsidiaries owns all right, title and interest, or is licensed in writing to use in the matter and extent it is being used (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and neither the Company nor any of its Subsidiaries has received any written notice or other communication, or otherwise has Knowledge of any information that would render or indicate that such Intellectual Property is or may be invalid or unenforceable;
          (b) neither Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person;
          (c) to the Knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries;

          (d) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, action, suit, order or proceeding with respect to any Intellectual Property owned or used by the Company or any of its Subsidiaries or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person;
          (e) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries;
          (f) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such Trade Secrets have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries, in each case subject to reasonable and appropriate confidentiality efforts under the circumstances;
          (g) neither the Company nor any of its Subsidiaries has granted any licenses or other rights, of any kind or nature, in or to any of the Intellectual Property owned by the Company or any of its Subsidiaries to any third party (“Company Licenses”), neither the Company nor any of its Subsidiaries uses or pays any compensation, fees or royalties with respect to, and no third party has granted any licenses or other rights, of any kind or nature, to the Company or any of its Subsidiaries for, any third party Intellectual Property (“Third Party Licenses”). Neither the Company, its Subsidiaries nor, to the Company’s Knowledge, and any third party is in breach of any Company Licenses or Third Party Licenses;
          (h) neither the Company nor any of its Subsidiaries is obligated to pay any continuing fees, royalties or other compensation or consideration to any third party with respect to any Owned Intellectual Property, and all Owned Intellectual Property was developed, created and designed by employees of the Company or one of its Subsidiaries acting within the scope of their employment or by consultants or contractors who have assigned all of their rights in and to such Owned Intellectual Property to the Company or any of its Subsidiaries pursuant to agreements listed in Section 3.18(h) of the Company Disclosure Letter;
          (i) the Company Products do not contain any open source or public library software (such as, but not limited to, software licensed under the GNU General Public License, BSD License, Apache or Open LDAP Public License), and no government funding or university or college facilities were used in the development of any of the Company’s products or other Owned Intellectual Property; and
          (j) the Company and its Subsidiaries have not suffered any failures, errors or breakdowns in their computer systems within the past 12 months which have caused any substantial disruption or interruption in the business of the Company or any of its Subsidiaries.

     Section 3.19 Real and Personal Property.
          (a) Owned Real Property. The Company owns that certain parcel of land and improvements thereon located at 4800 N.W. 157th Street, Miami, Florida (the “Owned Real Property”). Neither the Company nor any of the Company’s Subsidiaries owns a fee interest in any real property other than the Owned Real Property, and neither the Company nor any of the Company’s Subsidiaries owns any other interest in real property except for the leasehold interests that are the subject of the Real Estate Leases. Except as set forth on Section 3.19(a) of the Company Disclosure Letter, the Company has fee simple title to the Owned Real Property, free and clear of all Liens. The Owned Real Property is not subject to any covenants, rights of way, building or use restrictions, easements, exceptions, variances, reservations or other matters or limitations that do or would reasonably be expected to materially detract from the Company’s ability to use the Owned Real Property. With respect to the Owned Real Property:
               (i) there is no condemnation proceeding, eminent domain proceeding or compulsory acquisition order, as applicable, pending or threatened against the Owned Real Property;
               (ii) all buildings, structures and appurtenances situated on the Owned Real Property are in a state of good maintenance and repair (normal wear and tear excepted), are adequate and suitable for the purposes for which they are presently used and, with respect to each, the Company or one of its Subsidiaries has adequate rights of ingress and egress for operation of the business of the Company or such Subsidiary in the ordinary course;
               (iii) the Owned Real Property is not subject to any lease, sublease or other agreement granting any third party the right to occupy or use any part of the Owned Real Property;
               (iv) the current use of the buildings, structures and improvements located on the Owned Real Property, and the construction of the improvements, are in compliance in all material respects with all applicable federal, state or local statutes, Laws, codes, Orders or requirements (including, without limitation, any building, zoning, fire or Environmental Health and Safety Laws), and no written notice of a violation of such Laws, codes, Orders or requirements or of any covenant, condition, easement or restriction affecting the Owned Real Property or relating to its use or occupancy has been given nor, to the Company’s Knowledge, does any such violation exist;
               (v) all applicable and required licenses, permits, building permits and occupancy permits with respect to the Owned Real Property have been duly obtained by the Company or its Subsidiaries and are in full force and effect;
               (vi) the Owned Real Property is occupied under valid and current certificates of occupancy, and other entitlements or the like, and the Merger will not require the issuance of any new or amended certificates of occupancy, entitlements or the like; there are no facts known to the Company which would prevent the Owned Real Property from being occupied after the Closing in substantially the same manner as before the Closing;

               (vii) there are no outstanding variances or special use permits affecting the Owned Real Property or its uses and none of the Owned Real Property constitutes an existing non-conforming use under the applicable zoning code;
               (viii) no buildings, structures or improvements located on the Owned Real Property encroach on to any adjoining land owned by third parties and there is no encroachment on to the Owned Real Property by buildings, structures or improvements situated on adjoining premises;
               (ix) to the Company’s Knowledge, the Owned Real Property has, and will have as of Closing, water supply, storm and sanitary sewage facilities, telephone, gas, electricity, fire protection, ingress and egress to and from public streets and, without limitation, other required public utilities, all of which are adequate for the current use of the Owned Real Property. To the Company’s Knowledge, all utility lines and facilities are serviced and maintained by the appropriate entity. To the Company’s Knowledge, all utilities enter the Owned Real Property through adjoining public streets or, if they pass through adjoining private land, they do so in accordance with valid public easements;
               (x) the Company has no Knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special Taxes or charges against the Owned Real Property, and there are no special assessments;
               (xi) the Owned Real Property is freely accessible directly from all public streets on which it abuts, or uses adjoining private land to access the same in accordance with valid public easements. To the Company’s Knowledge, there is no condition that would result in the termination of such access; and
               (xii) the Company has no Knowledge of any boundary or water drainage disputes with the owners of any premises adjacent to the Owned Real Property or of any such dispute involving former owners of the Owned Real Property.
          (b) Leased Real Property. Section 3.19(b) of the Company Disclosure Letter sets forth a true and complete list of each lease (each a “Real Estate Lease”) under which the Company or any of its Subsidiaries is a lessee or lessor of real property. With respect to each parcel that is the subject of a Real Estate Lease, Section 3.19(b) of the Company Disclosure Letter sets forth the location, landlord’s name and address, purpose, square footage, lease expiration date, and the approximate number of employees working at such location. The Company has made available to Parent a true and complete copy of each Real Estate Lease. The Company or the applicable Subsidiary of the Company enjoys peaceful and undisturbed possession under each Real Estate Lease to which it is a party-lessee and there is not, with respect to any Real Estate Lease, any material event of default, or event which with notice or lapse of time or both would constitute a material event of default, existing on the part of the Company or such Subsidiary or, to the Knowledge of the Company, on the part of any other party thereto. None of the rights of the Company or any applicable Subsidiary of the Company under any Real Estate Lease will be subject to termination, default, acceleration or modification, and no consent or approval of any third party is required under any Real Estate Lease, as a result of the consummation of the Merger. No Person other than the Company and its employees has the right of use or occupancy of any portion of the real property owned or leased by the Company or any of its Subsidiaries.
          (c) Personal Property. Section 3.19(c) sets forth a true and complete list of each lease (each a “Personal Property Lease”) under which the Company or any of its Subsidiaries is a lessee or lessor of personal property that provides for payments of more than $50,000 per year, has a term exceeding one year and may not be canceled upon 90 or fewer days’ notice without any liability, penalty or premium (other than a nominal cancellation fee or charge). The Company has made available to Parent a true and complete copy of each Personal Property Lease. The Company or the applicable Subsidiary of the Company enjoys peaceful and undisturbed possession of the personal property that is the subject of each Personal Property Lease, and there is not, with respect to any Personal Property Lease, any material event of default, or event which with notice or lapse of time or both would constitute a material event of default, existing on the part of the Company or such Subsidiary or, to the Knowledge of the Company, on the part of any other party thereto. None of the rights of the Company or any applicable Subsidiary of the Company under any Personal Property Lease will be subject to termination or modification, and no consent or approval of any third party is required under any Personal Property Lease, as a result of the consummation of the Merger. Except for Permitted Liens, the Company or its Subsidiaries have good title to all of the material personal property reflected as being owned by it in the Interim Financial Statements (except for personal property sold or otherwise disposed of in the ordinary course of business). The personal property owned or leased by the Company and its Subsidiaries, taken as a whole, is adequate and in a condition sufficient to permit the Company and its Subsidiaries to conduct its business in all material respects in the same manner as it is being conducted as of the date of this Agreement, subject to ordinary wear and tear and routine maintenance. Except as disclosed on Section 3.19(c) of the Company Disclosure Letter, all of the personal property owned or leased by the Company or its Subsidiaries is located at the Owned Real Property or on the real estate that is the subject of a Real Estate Lease. All of the personal property located at the Owned Real Property or on the real estate that is the subject of the Real Estate Leases is owned or leased by the Company or one of the Company’s Subsidiaries.
     Section 3.20 Insurance.
          (a) Section 3.20 of the Company Disclosure Letter sets forth a true, correct and complete list of all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries, indicating the type of coverage, the amount and duration of the coverage, the name of insurance carrier or underwriter and any pending claims thereunder. All such insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in default with respect to its respective material obligations under any such insurance policy.
          (b) Section 3.20 of the Company Disclosure Letter contains all claims for insurance losses in excess of $25,000 per occurrence, filed by the Company or any of its Subsidiaries since January 1, 2006. The Company has not, and none of its Subsidiaries has, received written notice that it failed to give any notice or present any pending claim thereunder in due and timely fashion and, none of the Company nor any of its Subsidiaries is in default with respect to any such policies. To the Company’s Knowledge, there has been no occurrence that may result in a claim in excess of $25,000 against or by the Company or any of its Subsidiaries with respect to which such claim has not been asserted. Reserves, if any, required by GAAP to be included in the Interim Financial Statements with respect to any self-insured claims pending and any such claims which may be reasonably expected based upon the prior experience of the Company and its Subsidiaries were included in accordance with such principles.
     Section 3.21 Agreements with Suppliers and Customers.
          (a) Set forth in Section 3.21(a) of the Company Disclosure Letter is a list of the 10 largest suppliers of goods or services to the Company and its Subsidiaries (based upon aggregate payments by the Company to such Persons for the 12 months ended December 31, 2007) and the aggregate amount of payments made by the Company and its Subsidiaries to such Person for such period. To the Company’s Knowledge, no such supplier intends to discontinue or materially and adversely modify its relationship with the Company and its Subsidiaries, whether by reason of the Merger or otherwise.
          (b) Set forth in Section 3.21(b) of the Company Disclosure Letter is a list of the 10 largest customers of the Company and its Subsidiaries for the 12 months ended December 31, 2007, based on and listing the gross sales (rounded to the nearest $1,000) for such period. To the Company’s Knowledge, no such customer intends to cease or materially and adversely modify its relationship with, the Company and its Subsidiaries, whether by reason of the Merger or otherwise.
     Section 3.22 Takeover Statutes; Rights Agreements; Company Articles.
          (a) The Company and its Board have taken all necessary action, if any, in order to render the provisions of any control share acquisition, business combination or other similar anti-takeover provision under the Company Articles or the FBCA (including Sections 607.0901 and 607.0902) inapplicable to Parent and MergerCo as a result of the transactions contemplated by this Agreement and the Support Agreement, including the Merger.
          (b) The Company’s Rights Agreement, dated as of March 3, 2003, as amended by the First Amendment to Rights Agreement, dated as of February 28, 2006, and the Second Amendment to Rights Agreement, dated as of August 31, 2007 (the “Company Rights Agreement”), expired by its terms on March 4, 2008 and the Company has not adopted and is not bound by any shareholder rights plan, anti-takeover plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.
     Section 3.23 Interested Party Transactions. Section 3.23 of the Company Disclosure Letter (i) sets forth a correct and complete list of the contracts or arrangements under which the Company has any existing or future Liabilities of the type required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (an “Affiliate Transaction”), and (ii) identifies each Affiliate Transaction that is in existence as of the date of this Agreement. The Company has provided or made available to Parent correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.

     Section 3.24 Foreign Corrupt Practices. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
     Section 3.25 Information Supplied. The Company Proxy Statement and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on approval of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.25 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.
     Section 3.26 Opinion of Financial Advisor. Ladenburg Thalmann & Co. Inc. (the “Company Financial Advisor”) has delivered to the Special Committee its written opinion (or oral opinion to be confirmed in writing) to the effect that, as of the date of this Agreement, the Per Share Merger Consideration is fair to the shareholders of the Company from a financial point of view (the “Fairness Opinion”).
     Section 3.27 Brokers and Finders. Other than the Company Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has provided to Parent a correct and complete copy of all agreements between the Company and the Company Financial Advisor under which a Company Financial Advisor would be entitled to any payment relating to the Merger or such other transactions.
     Section 3.28 Inventory. Except as set forth in Section 3.28 of the Company Disclosure Letter, all items included in the inventory of the Company and its Subsidiaries are the property of the Company or one of its Subsidiaries, as the case may be, free and clear of any Liens. Except as set forth in Section 3.28 of the Company Disclosure Letter, the inventory, net of applicable reserves, (i) was acquired or produced in the ordinary course of business, (ii) is in the physical possession of the Company or one of its Subsidiaries or is in transit to or from a customer or supplier of the Company or such Subsidiary, (iii) is merchantable and is of a quality presently useable and saleable in the ordinary course of business, consistent with past practice. Items of below-standard quality and items not previously readily saleable in the ordinary course of business have been written down in value in accordance with GAAP estimated market values. The value at which the inventory is carried on the books of the Company and such Subsidiaries reflects the lower of cost or estimated market value, and is based on quantities determined by physical count, in accordance with GAAP applied on a basis consistent with the Interim Financial Statements.
     Section 3.29 Bank and Brokerage Accounts; Investment Assets. Section 3.29 of the Company Disclosure Letter sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any of its Subsidiaries has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number thereof and the authorized signatories therefore.
     Section 3.30 Product Warranties. A copy of the standard product warranty of the Company and each of its Subsidiaries (other than warranties under applicable Law) has been delivered to Parent. Except as set forth on Section 3.30 of the Company Disclosure Letter, the Company has not, and none of its Subsidiaries has, made any enforceable oral or written product warranties or similar obligations with respect to any products sold by any of them under which there are any outstanding obligations, other than pursuant to the standard form so delivered to Parent (collectively, the “Non-Standard Warranty Obligations”). Section 3.30 of the Company Disclosure Letter sets forth, with respect to all products shipped by the Company after November 30, 2007 that are subject to any Non-Standard Warranty Obligation, (i) a listing of material differences between the terms of the Non-Standard Warranty Obligations and the Standard Warranty Obligation, and (ii) whether any claim is pending, or to the Company’s Knowledge, has been threatened under any such Non-Standard Warranty Obligation.
     Section 3.31 Government Contracts.
          (a) The Company has not, and none of the Company’s Subsidiaries has, been suspended or barred from bidding on contracts or subcontracts for any agency or instrumentality of any Governmental Entity, nor, to the Company’s Knowledge, has any suspension or debarment action been threatened or commenced.
          (b) To the Company’s Knowledge, except for audits that are required by Law, (i) the Company has not been, and none of the Company’s Subsidiaries has been, nor are any of them now being, audited, or investigated by any Governmental Entity and (ii) no such audit or investigation has been threatened.
          (c) To the Company’s Knowledge, the Company does not have, and none of the Company’s Subsidiaries has, a dispute pending before a contracting office of, nor any current claim (other than accounts receivable) pending against any Governmental Entity.
          (d) To the Company’s Knowledge, the Company has not, and none of the Subsidiaries of the Company has, submitted any inaccurate or untruthful cost or pricing data, certification, bid, proposal, report, claim or any other information to any agency or instrumentality of any Governmental Entity.

          (e) Section 3.31(e) of the Company Disclosure Letter sets forth any and all Contracts between the Company or any of its Subsidiaries and any Governmental Entity, under which the undelivered balance of products or services sold by the Company and its Subsidiaries is in excess of $50,000.
IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO
     Parent and MergerCo hereby represent and warrant to the Company as follows:
     Section 4.1 Organization and Power. Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. MergerCo is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Florida and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted.
     Section 4.2 Corporate Authorization. Parent and MergerCo each have all requisite corporate power and authority to enter into and to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by each of Parent and MergerCo and the consummation by each of Parent and MergerCo of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of each of Parent and MergerCo.
     Section 4.3 Enforceability. This Agreement has been duly executed and delivered by each of Parent and MergerCo and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding agreement of each of Parent and MergerCo, enforceable against each of Parent and MergerCo in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditor’s rights and to general principles of equity.
     Section 4.4 Required Filings and Consents. The execution, delivery and performance of this Agreement by each of Parent and MergerCo and the consummation by each of Parent and MergerCo of the transactions contemplated by this Agreement, including the Merger, do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity other than: (i) the filing of the Articles of Merger with the Department of State of the State of Florida; (ii) applicable requirements of the Exchange Act; (iii) the filing with the SEC of the Company Proxy Statement and the Other Filings; (iv) any filings required by, and any approvals required under, the rules and regulations of the NASDAQ; and (v) any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity identified in Section 3.5(iv) of the Company Disclosure Letter or Schedule 6.1(b) to this Agreement.
     Section 4.5 Non-Contravention. The execution, delivery and performance of this Agreement by each of Parent and MergerCo and the consummation by each of Parent and MergerCo of the transactions contemplated by this Agreement, including the Merger, do not and will not:

          (i) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of either Parent or MergerCo; or
          (ii) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to either Parent or MergerCo or by which any assets of either Parent or MergerCo (“Acquiror Assets”) are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.4 have been obtained or made), except as would not reasonably be expected to have a MergerCo Material Adverse Effect.
     Section 4.6 Information Supplied. None of the information provided by Parent for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time the shareholders vote on approval of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     Section 4.7 Interim Operations of MergerCo. MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.
     Section 4.8 Financing. Parent has, or will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the aggregate Per Share Merger Consideration pursuant to Section 2.1(b).
     Section 4.9 No Ownership of Stock of the Company. None of Parent or any of its Subsidiaries beneficially own as of the date of this Agreement any shares of Company Common Stock, and none of Parent or any of its Subsidiaries is, or, to the knowledge of Parent, has ever been deemed to be, an “interested stockholder” of the Company as defined in Section 607.0901 of the FBCA.
V. COVENANTS
     Section 5.1 Conduct of Business of the Company. Except as expressly required or expressly contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, from the date of this Agreement through the Effective Time, the Company will, and will cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and (y) use all reasonable efforts to maintain and preserve intact its business organization, including the services of its key employees and the goodwill of its customers, franchisees, lenders, distributors, suppliers, regulators and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, except with the prior written consent of Parent, as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, from the date of this Agreement through the Effective Time, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:
          (a) propose or adopt any changes to the Company Organizational Documents;

          (b) make, declare, set aside, or pay any dividend or distribution on any shares of its capital stock, other than dividends paid by a wholly owned Subsidiary to its parent corporation in the ordinary course of business;
          (c) (i) adjust, split, combine or reclassify or otherwise amend the terms of its capital stock, (ii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or other rights, or offer to do the same, (iii) issue, grant, deliver or sell any shares of its capital stock, any Voting Debt or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock, any Voting Debt or such securities or rights (which term, for purposes of this Agreement, will be deemed to include stock appreciation rights, “phantom stock” or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights), other than pursuant to the exercise of Stock Options outstanding as of the date of this Agreement, in all cases in accordance with the terms of the applicable award or Company Benefit Plan as in effect on the date of this Agreement, (iv) enter into any contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or such securities or other rights, except in each case as permitted under Section 5.1(d), or (v) register for sale, resale or other transfer any Shares under the Securities Act on behalf of the Company or any other Person;
          (d) (i) increase the compensation or benefits payable or to become payable to, or make any payment not otherwise due to, any of its past or present directors, officers, employees, or other service providers, except for increases in the ordinary course of business consistent with past practice in timing and amount, (ii) grant any severance or termination pay to any of its past or present directors or officers, (iii) enter into any new employment or severance agreement with any of its past or present directors, officers or employees, (iv) establish, adopt, enter into, amend or take any action to accelerate rights under any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, (v) contribute any funds to a “rabbi trust” or similar grantor trust, (vi) change any actuarial assumptions currently being utilized with respect to Company Benefit Plans, except as required by applicable Law or by GAAP, or (vii) grant any equity or equity-based awards to directors, officers or employees;
          (e) merge or consolidate the Company or any of its Subsidiaries with any Person;
          (f) sell, lease or otherwise dispose of any assets or securities, including by merger, consolidation, asset sale or other business combination (including formation of a Company Joint Venture) or by property transfer, other than sales of inventory in the ordinary course of business consistent with past practice;
          (g) other than in the ordinary course of business consistent with past practice, mortgage or pledge any material assets (tangible or intangible), or create, assume or suffer to exist any Liens thereupon, other than Permitted Liens;

          (h) make any acquisitions, by purchase or other acquisition of stock or other equity interests, or by merger, consolidation or other business combination (including formation of a Company Joint Venture) or make any purchases of any property or assets from any Person (other than a wholly owned Subsidiary of the Company), in all such cases other than acquisitions or purchases in the ordinary course of business operations consistent with past practice;
          (i) enter into, renew, extend, amend or terminate any Contract or Contracts that, individually or in the aggregate with other such entered, renewed, extended, amended or terminated Contracts, would reasonably be expected to have a Company Material Adverse Effect or MergerCo Material Adverse Effect;
          (j) other than Permitted Borrowings, incur, assume, guarantee or prepay any Company Indebtedness or offer, place or arrange any issue of debt securities or commercial bank or other credit facilities;
          (k) make any loans, advances or capital contributions to, or investments in, any other Person;
          (l) authorize or make any capital expenditure, other than capital expenditures during the period from the date hereof through December 31, 2008 as would not, in the aggregate, cause the total amount of the Company’s capital expenditures for fiscal 2008 to exceed the capital expenditures provided for in the Company’s projections for the full fiscal year 2008 (a copy of which projections has been provided to Parent);
          (m) change its financial accounting policies or procedures, other than as required by Law or GAAP, or write up, write down or write off the book value of any assets of the Company and its Subsidiaries, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by Law or GAAP;
          (n) waive, release, assign, settle or compromise any Legal Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $50,000 with respect to any individual case or series of related cases, or $100,000 in the aggregate, in any case without the imposition of any restrictions on the business and operations of the Company or any of its Subsidiaries;
          (o) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
          (p) settle or compromise any Tax claim, audit or assessment relating to the Company or any of its Subsidiaries, make or change any Tax election or file any amendment to a Tax Return, change any annual Tax accounting period or adopt or change any Tax accounting method, enter into any closing agreement, surrender any right to claim a refund of Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its Subsidiaries, or take any other similar action relating to the filing of any Tax Return of the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period after the

Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;
          (q) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or
          (r) agree or commit to do any of the foregoing.
     Section 5.2 Other Actions. Parent and MergerCo each agrees that, from the date of this Agreement to the Effective Time, it shall not take any action or fail to take any action that is intended to, or would reasonably be expected to, result in any of the conditions to the Merger set forth in Article VI of this Agreement not being satisfied or the satisfaction of those conditions being materially delayed.
     Section 5.3 Access to Information; Confidentiality.
          (a) Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and its Representatives, at Parent’s expense, during normal business hours and upon reasonable advance notice (i) such access to the officers, management employees, offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent reasonably may request and (ii) all documents that Parent reasonably may request.
          (b) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.
          (c) All information obtained pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreement.
          (d) The Company shall provide Parent with a correct and complete copy of the Fairness Opinion no later than one Business Day after it has been delivered in writing to the Special Committee.
     Section 5.4 No Solicitation.
          (a) From the date of this Agreement until the Effective Time, except as specifically permitted in Section 5.4(d), the Company agrees that neither it nor any of its Subsidiaries nor any of the officers or directors of it or any of its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly:
               (i) initiate, solicit or encourage (including by way of providing information) or facilitate any inquiries, proposals or offers with respect to, or the making, or the completion of, a Takeover Proposal;

               (ii) participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, or otherwise cooperate with or assist, any Person in connection with a Takeover Proposal;
               (iii) withdraw, modify or amend the Company Board Recommendation;
               (iv) approve, endorse or recommend any Takeover Proposal;
               (v) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement or arrangement relating to a Takeover Proposal; or
               (vi) resolve, propose or agree to do any of the foregoing.
          (b) The Company shall, and shall cause each of its Subsidiaries and Representatives to, immediately cease any solicitations, discussions or negotiations existing on the date of this Agreement with any Person (other than the parties hereto) that has made, or indicated an intention to make, a Takeover Proposal. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 5.4.
          (c) The Company shall notify Parent promptly (and in any event within one Business Day) upon receipt by it or its Subsidiaries or Representatives of (i) any Takeover Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Takeover Proposal. The Company shall notify Parent promptly (and in any event within one Business Day) with the identity of such Person and a copy of such Takeover Proposal, indication, inquiry or request (or, where no such copy is available, a written description of the material terms and conditions of such Takeover Proposal, indication, inquiry or request), including any material modifications thereto. The Company shall keep Parent reasonably informed on a current basis (and in any event within one Business Day of the occurrence of any changes, developments, discussions or negotiations) of the status of any such Takeover Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), including furnishing copies of any written revised proposals. Without limiting the foregoing, the Company shall promptly (and in any event within one Business Day) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Takeover Proposal pursuant to Section 5.4(d). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any agreement, which prohibits the Company from providing such information to Parent.

          (d) Notwithstanding the foregoing, the Company shall be permitted, if it has otherwise complied with its obligations under this Section 5.4, but only prior to the satisfaction of the condition set forth in Section 6.1(a), to:
               (i) engage in discussions or negotiations with a Person who has made a written Takeover Proposal not solicited in violation of this Section 5.4 if, prior to taking such action, (A) the Company enters into an Acceptable Confidentiality Agreement with such Person and (B) the Company Board (including through action of the Special Committee, if then in existence) determines in good faith (1) after consultation with the Company Financial Advisor and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal and (2) after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the shareholders of the Company under applicable Laws;
               (ii) furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to a Person who has made a written Takeover Proposal not solicited in violation of this Section 5.4 if, prior to taking such action, the Company Board (including through action of the Special Committee, if then in existence) determines in good faith (A) after consultation with the Company Financial Advisor and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal and (B) after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the shareholders of the Company under applicable Laws, but only so long as the Company (x) has caused such Person to enter into an Acceptable Confidentiality Agreement and (y) concurrently discloses the same such non-public information to Parent if such non-public information has not previously been disclosed to Parent;
               (iii) withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent and MergerCo (a “Recommendation Change”), if the Company Board (including through action of the Special Committee, if then in existence) has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the shareholders of the Company under applicable Laws; provided that if such action is in response to or relates to a Takeover Proposal, then the Recommendation Change shall be taken only in compliance with Section 5.4(d)(iv);
               (iv) in response to a Takeover Proposal not solicited in violation of this Section 5.4 which the Company Board (including through action of the Special Committee, if then in existence) has determined in good faith, after consultation with the Company Financial Advisor and outside legal counsel, constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent and MergerCo pursuant to the provisos to this paragraph, (x) effect a Recommendation Change or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, such termination to be effective only if in advance of or concurrently with such termination the Company pays the Company’s Termination Payment in the manner provided for in Section 7.6(a); provided that neither the Company nor the Company Board (including through action of the Special Committee, if then in existence) shall make a Recommendation Change or terminate this Agreement unless: (1) the Company Board (including through action of the Special Committee, if then in existence) has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the shareholders of the Company under applicable Laws, (2) the Company shall have given Parent and MergerCo prompt written notice advising Parent and MergerCo of (A) the decision of the Company Board (including through action of the Special Committee, if then in existence) to take such action and (B) the material terms and conditions of the Takeover Proposal, including the identity of the party making such Takeover Proposal and copies of any relevant proposed transaction agreements with such party and other material documents, (3) the Company shall have given Parent and MergerCo five Business Days (or three Business Days in the event of each subsequent material revision to such Takeover Proposal) after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with Parent and MergerCo with respect to such proposed revisions or other proposal, if any, and (4) at the end of such period, the Company Board (including through action of the Special Committee, if then in existence) shall have determined in good faith, after considering the results of such negotiations and giving effect to the revisions or other proposals made by Parent and MergerCo, if any, that (A) after consultation with outside legal counsel, in the case of a Recommendation Change, failure to take such action would be inconsistent with its fiduciary obligations to the shareholders of the Company under applicable Laws and (B) after consultation with the Company Financial Advisor and outside legal counsel, in the case of a termination of this Agreement, that such Takeover Proposal remains a Superior Proposal relative to the Merger, as supplemented by any revisions or counterproposals made by Parent and MergerCo; provided that in the event the Company Board (including through action of the Special Committee, if then in existence) does not make the determination referred to in clause (4) of this paragraph but thereafter determines to effect a Recommendation Change or to terminate this Agreement pursuant to this Section 5.4(d)(iv), the procedures referred to in clauses (1) –(4) above shall apply anew and shall also apply to any subsequent withdrawal, amendment or modification.
          (e) Nothing herein shall limit or restrict the Company Board from disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (other than any disclosure prohibited by Section 5.4(d)); provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a withdrawal, modification or amendment of the Company Board Recommendation in a manner adverse to Parent and MergerCo unless the Company Board (x) expressly reaffirms its recommendation to its shareholders in favor of approval of this Agreement or (y) rejects such other Takeover Proposal.
          (f) The Company shall not take any action to exempt any Person, agreement or transaction (other than Parent, Merger Co, this Agreement, the Support Agreement and the transactions contemplated hereby) from the Company Rights Agreement or the restrictions contained in any state takeover or similar laws, including in Sections 607.0901 and 607.0902 of the FBCA or otherwise cause the Company Rights Agreement or such restrictions not to apply to any such Person, agreement or transaction; in each case, unless such actions are taken after a termination of this Agreement in accordance with its terms.
          (g) Any withdrawal, modification or amendment by the Special Committee of its recommendation that forms a part of the Company Board Recommendation in any manner adverse to Parent and MergerCo or that is inconsistent with the Company Board

Recommendation, and any approval, endorsement or recommendation by the Special Committee of any Takeover Proposal, and any resolution or announcement of an intention of the Special Committee with respect to any of the foregoing, shall be deemed and treated for all purposes of this Agreement as if such action were taken by the Company Board with respect to the Company Board Recommendation or any such Takeover Proposal, as applicable.
     Section 5.5 Notices of Certain Events.
          (a) The Company will notify Parent and MergerCo promptly, and in any event, within one Business Day, of (i) any written or, to the Knowledge of the Company, oral communication from (A) any Governmental Entity, (B) any counterparty to any Company Joint Venture or (C) any counterparty to any Contract alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement, including the Merger (and the response thereto from the Company, its Subsidiaries or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, including the Merger (and the response thereto from the Company, its Subsidiaries or its Representatives), (iii) any Legal Actions commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement, including the Merger (and the response thereto from the Company, its Subsidiaries or its Representatives), and (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause any of the conditions set forth in Section 6.2(a) or 6.2(b) of this Agreement not to be satisfied or result in such satisfaction being delayed. With respect to any of the foregoing, the Company will consult with Parent and MergerCo and their Representatives so as to permit the Company and Parent and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.
          (b) Parent will notify the Company promptly, and in any event, within one Business Day, of (i) any written or, to the Knowledge of Parent, oral communication from any Governmental Entity alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement, including the Merger (and the response thereto from Parent and MergerCo or their Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, including the Merger (and the response thereto from Parent and MergerCo or their Representatives), (iii) any Legal Actions commenced against or otherwise affecting Parent or any of its Affiliates that are related to the transactions contemplated by this Agreement, including the Merger (and the response thereto from Parent and MergerCo or their Representatives), and (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause any condition set forth in Section 6.3(a) or 6.3(b) of this Agreement not to be satisfied or result in such satisfaction being delayed. With respect to any of the foregoing, Parent and MergerCo will consult with the Company and its Representatives so as to permit the Company and Parent and MergerCo and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

     Section 5.6 Proxy Material; Shareholder Meeting.
          (a) In connection with the Company Shareholders Meeting, the Company will (i) as promptly as reasonably practicable after the date of this Agreement, prepare and file with the SEC the Company Proxy Statement, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect thereto and will provide copies of such comments to Parent and MergerCo promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file (after Parent and MergerCo have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use all reasonable efforts to have cleared by the SEC the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Shareholders Meeting, (v) to cause the Company Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Company Shareholders Meeting as promptly as reasonably practicable after the later of (A) the 10th day after the filing of the preliminary Proxy Statement with the SEC or (B) the day the Company is notified by the SEC that (1) it will not be reviewing the Proxy Statement or (2) that it has no further comments on the preliminary Proxy Statement, (vi) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company shareholders (in the case of the Company Proxy Statement) any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Shareholders Meeting, and (vii) otherwise use all reasonable efforts to comply with all requirements of Law applicable to the Company Shareholders Meeting and the Merger. Parent and MergerCo shall cooperate with the Company in connection with the preparation and filing of the Company Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement under the Exchange Act. The Company will provide Parent and MergerCo a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. If, at any time prior to the Effective Time, any information relating to the Company, Parent or MergerCo or any of their respective Affiliates should be discovered by the Company, Parent or MergerCo which should be set forth in an amendment or supplement to the Company Proxy Statement so that the Company Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s shareholders.
          (b) The Company Proxy Statement will include the Company Board Recommendation unless the Company Board (including through action of the Special Committee, if then in existence) has withdrawn, modified or amended the Company Board Recommendation to the extent permitted under Section 5.4(d).
          (c) The Company shall, in accordance with applicable Law and the Company Articles and the Company’s bylaws, call and hold the Company Shareholders Meeting as promptly as practicable following the date of this Agreement for the purpose of obtaining the vote of the shareholders of the Company necessary to satisfy the condition set forth in Section 6.1(a).

The Company will, subject to Section 5.4(d), (i) use all reasonable efforts to solicit or cause to be solicited from its shareholders proxies in favor of approval of this Agreement and (ii) take all other reasonable action necessary to secure the vote of the shareholders of the Company necessary to satisfy the condition set forth in Section 6.1(a) (including postponing or adjourning such meeting if necessary to solicit additional votes). Notwithstanding anything herein to the contrary, unless this Agreement is terminated in accordance with Section 7.1, 7.2, 7.3 or 7.4, the Company will take all of the actions contemplated by this Section 5.6 regardless of whether the Company Board (including through action of the Special Committee, if then in existence) has approved, endorsed or recommended another Takeover Proposal or has withdrawn, modified or amended the Company Board Recommendation, and will submit this Agreement for approval by the shareholders of the Company at such meeting. The parties agree that, in the event that there is present at any such meeting, in person or by proxy, sufficient favorable voting power to secure the vote of the shareholders of the Company necessary to satisfy the condition set forth in Section 6.1(a), it will not be deemed reasonable for the Company to adjourn or postpone such Company Shareholders Meeting.
     Section 5.7 Directors’ and Officers’ Insurance.
          (a) Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:
               (i) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the FBCA or provided under the Company’s articles of incorporation and bylaws in effect on the date of this Agreement;
               (ii) If Parent, the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (B) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.7.
          (b) Prior to the Closing Date, the Company shall, pursuant to the proposal attached to Schedule 5.7(b) hereto, purchase a non-cancelable “tail” coverage insurance policy under the Company’s current officers’ and directors’ liability insurance policy and fiduciary liability insurance policy (in each case, providing coverage comparable to that provided by such insurance in effect on the date hereof) (collectively, the “Tail Policies”), which Tail Policies shall be effective for a period from the Effective Time through and including the date six years from the Closing Date, covering each Indemnified Person covered as of the date of this Agreement by the Company’s officers’ and directors’ liability insurance policies in respect of acts or omissions occurring prior to the Effective Time. Notwithstanding the provisions of Section 5.11 of this Agreement, the amount of Closing Cash shall be deemed to include the amount paid by the Company for the Tail Policies. For the avoidance of doubt, the Tail Policies shall not include the employment practices coverage included in the proposal attached to Schedule 5.7(b) hereto.

          (c) The Indemnified Persons to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7. The provisions of this Section 5.7 are intended to survive consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her successors, heirs or representatives.
     Section 5.8 Reasonable Best Efforts.
          (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from any Governmental Entity and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement; provided, however, that without the prior written consent of Parent, the Company and its Subsidiaries may not commit to pay any amount of cash or other consideration that would be payable on or after the Closing Date, or incur or commit to incur any Liability that would survive the Closing Date, in connection with obtaining such consent, approval or waiver, (iii) subject to first having used its reasonable best efforts to negotiate a reasonable resolution of any objections underlying such lawsuits or other legal proceedings, defending and contesting any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of this Agreement.
          (b) Parent and MergerCo and the Company will cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 5.8, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to or received from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns. Except as otherwise required by Law, neither party shall file any such document or take such action if the other party has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent, materially delay or materially impede the consummation of the transactions contemplated hereby, including the Merger, or (ii) cause a condition set forth in Article VI to not be satisfied in a timely manner. Neither Parent and

MergerCo nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party (which consent shall not be unreasonably withheld or delayed).
          (c) Each of Parent and MergerCo and the Company will promptly inform the other party upon receipt of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent and MergerCo or the Company (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Person that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with any Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use its reasonable best efforts (i) to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition, premerger notification, trade regulation or merger control Law, including (subject to first having used reasonable best efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding, and (ii) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.
     Section 5.9 Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement, including the Merger. Neither Parent nor the Company will issue any such press release or make any such public statement prior to such consultation, except to the extent that the disclosing party determines in good faith, after consultation with legal counsel, it is required to do so by applicable Laws or NASDAQ requirements, in which case that party will use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.
     Section 5.10 Stock Exchange Listing Deregistration. Promptly following the Effective Time, the Surviving Corporation will cause the Shares to be delisted from the NASDAQ and deregistered under the Exchange Act.
     Section 5.11 Fees and Expenses. Whether or not the Merger is consummated, (i) all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this

Agreement (“Expenses”) will be paid by the party incurring those Expenses, except as otherwise provided in Section 7.6, and (ii) the Company shall be responsible for (y) all printing and mailing costs incurred in connection with the Company Shareholders Meeting and the Company Proxy Statement (such costs, together with the other Expenses incurred by the Company, being collectively referred to herein as the “Company Expenses”). The Company shall cause all Company Expenses to be paid prior to the Closing Date.
     Section 5.12 Takeover Statutes. If any takeover statute is or becomes applicable to this Agreement, the Support Agreement, the Merger or the other transactions contemplated by this Agreement or the Support Agreement, each of MergerCo and the Company and their respective boards of directors will (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.
     Section 5.13 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
     Section 5.14 Resignations. The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those officers of the Company or officers and directors of any Subsidiary of the Company designated by Parent to the Company in writing prior to the Closing.
     Section 5.15 Landlord Estoppel. The Company shall use commercially reasonable efforts, with out having to expend any funds, to obtain and deliver to Parent from each landlord that is party to a Real Estate Lease a landlord’s estoppel containing such certifications as are customarily requested of landlords in transactions similar in nature to the Merger and otherwise in such form as Parent may reasonably request.
VI. CONDITIONS
     Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
          (a) Company Shareholder Approval. This Agreement will have been duly approved by the Requisite Company Vote.
          (b) Regulatory Approvals. Any applicable Governmental Entity shall have given all such approvals or consents identified in Schedule 6.1(b). In the case of the obligations of Parent and MergerCo, the consents, approvals, decisions or waiting period expirations or terminations shall have occurred or been obtained free of any condition, limitation, requirement or Order that would reasonably be expected to have a Company Material Adverse Effect.

          (c) No Injunctions or Restraints. No Governmental Entity will have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) then in effect that enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.
     Section 6.2 Conditions to Obligations of Parent and MergerCo. The obligations of Parent and MergerCo to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.2 (Corporate Authority and Enforceability), Section 3.3 (Capitalization), Section 3.8(a) (Vote Required) and Section 3.11(a) (Absence of Material Adverse Effect) shall be true and correct in all respects (except, in the case of Section 3.3 for de minimis inaccuracies, and, in the case of Section 3.8(a) for such inaccuracies as are actually cured by the vote received at the Company Shareholders Meeting), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of the Company set forth herein (without regard to “material,” “materiality,” “Company Material Adverse Effect” or similar qualifiers contained therein) shall be true and correct at and as of the date of this Agreement and the Effective Time as if made at and as of such time (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct individually or in the aggregate (together with any failure to perform any obligation or to comply with any covenant or agreement required to be performed by or complied with by the Company hereunder on or prior to the Effective Time) has not had and would not reasonably be expected to have a Material Impact.
          (b) Performance of Covenants. (i) Except as otherwise set forth in clause (ii) of this paragraph, the Company shall have performed all obligations, and complied with the agreements and covenants required to be performed by or complied with by it hereunder on or prior to the Effective Time, except where the failure to so perform or comply individually or in the aggregate has not had and would not be reasonably expected to have a Material Impact, and (ii) the Company shall have prior to the Effective Time complied in all respects with the covenant contained in Section 5.1(j) of this Agreement.
          (c) No Company Material Adverse Effect. There will have been no Company Material Adverse Effect.
          (d) Dissenting Shares Condition. The Dissenting Shareholders (if any) at and as of the Closing Date shall collectively hold no more than five percent (5%) of the issued and outstanding Shares as of such time.
          (e) Officer’s Certificate. Parent will have received a certificate, signed by an executive officer of the Company, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b), Section 6.2(c), Section 6.2(d) and Section 6.2(h).

          (f) Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, declarations or filings with, any Governmental Entity required to be obtained or made prior to the Closing by or with respect to the Company, Parent, MergerCo, or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made.
          (g) Resignations. Any resignations requested by Parent pursuant to Section 5.14 shall have been obtained and delivered to Parent.
          (h) Closing Cash. The Company shall have delivered to Parent a certificate signed by the Company’s principal financial officer and chief executive officer listing all Company Expenses, certifying that all Company Expenses have been paid in full, certifying to the amount of Closing Cash and a reasonably detailed itemization and explanation of the calculation of the Closing Cash, and providing such evidence of payment of the Company Expenses and the calculation of the Closing Cash as Parent reasonably may require. To the extent that after taking into account any Company Expenses have not been paid in full, the Closing Cash is less than $1,500,000; then the Purchase Price shall be reduced, dollar-for-dollar, by the amount by which $1,500,000 exceeds the Closing Cash (after taking into account the satisfaction in full of all Company Expenses), and the Per Share Merger Consideration shall be reduced accordingly.
          (i) Closing Indebtedness. The Company shall have delivered to Parent a certificate signed by the Company’s principal financial officer and chief executive officer certifying as to the amount of the Closing Indebtedness. If the Closing Indebtedness is greater than the Estimated Closing Indebtedness, then the Purchase Price shall be reduced by the amount by which the Closing Indebtedness exceeds the Estimated Closing Indebtedness and the Per Share Merger Consideration shall be reduced accordingly.
          (j) Stock Option Cancellation and Custody Agreements. The Stock Option Cancellation and Custody Agreements previously delivered to Parent shall remain in full force and effect.
          (k) Fairness Opinion. Parent shall have received a correct and complete copy of the Fairness Opinion.
          (l) Tail Policy. The Company shall have delivered to Parent a true and complete copy of the Tail Policies (or fully executed binders for the Tail Policies) together with evidence reasonably satisfactory to Parent that the premiums for the Tail Policies have been paid in full.
          (m) Termination Agreement. Parent shall have received the termination agreement substantially in the form of Exhibit C hereto (the “JDL Termination Agreement”), duly executed by each party thereto, and the JDL Termination Agreement shall not have been amended, modified or rescinded.

     Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent and MergerCo set forth herein shall be true and correct in all material respects (except in each case for those representations and warranties that are qualified as to “material,” “materiality,” “MergerCo Material Adverse Effect” or similar expressions, which shall be true and correct in all respects) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).
          (b) Performance of Covenants. Parent and MergerCo each shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder on or prior to the Effective Time (except in each case for those agreements and covenants that are qualified as to “material,” “materiality,” “MergerCo Material Adverse Effect” or similar expressions, which shall have been performed or complied with in all respects).
          (c) Officer’s Certificate. The Company will have received certificates, signed by an executive officer of each of Parent and MergerCo, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).
          (d) Per Share Merger Consideration. After taking into account any adjustments thereto contemplated by Section 2.6, Section 6.2(h) and Section 6.2(i), the Per Share Merger Consideration shall not be less than $4.30.
VII. TERMINATION, AMENDMENT AND WAIVER
     Section 7.1 Termination by Mutual Consent. This Agreement may be terminated, whether before or after satisfaction of the condition set forth in Section 6.1(a), at any time prior to the Effective Time, by mutual written consent of Parent and the Company.
     Section 7.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:
          (a) whether before or after satisfaction of the condition set forth in Section 6.1(a), if the Merger has not been consummated by June 30, 2008 (the “Outside Date”), except that the right to terminate this Agreement under this clause will not be available to any party to this Agreement whose failure to fulfill any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure to consummate the Merger by such date;
          (b) if this Agreement has been submitted to the shareholders of the Company for approval at a duly convened Company Shareholders Meeting and the vote required by the condition set forth in Section 6.1(a) shall not have been obtained at such Company Shareholders Meeting (including any adjournment or postponement thereof); or

          (c) whether before or after satisfaction of the condition set forth in Section 6.1(a), if any Law, Governmental Entity prohibits consummation of the Merger or if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.
     Section 7.3 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:
          (a) if the Company fails to deliver to Parent within one hour after the execution and delivery by the Company of this Agreement:
               (i) a Stock Option Cancellation and Custody Agreement substantially in the form of Exhibit A hereto (each, a “Stock Option Cancellation and Custody Agreement”) executed by the record and beneficial owner of each Stock Option that is not canceled and extinguished by its terms at or prior to the Effective Time; and
               (ii) an agreement substantially in the form of Exhibit B hereto (the “Support Agreement”) executed by each shareholder listed in Schedule A to the Support Agreement committing to vote his, her or its Shares in favor of approval of this Agreement and the transactions contemplated hereby, including the Merger;
          (b) if (i) the Company Board (or the Special Committee) withdraws, modifies or amends the Company Board Recommendation in any manner adverse to Parent, (ii) the Company Board (or the Special Committee) approves, endorses or recommends any Takeover Proposal other than the Merger, or (iii) the Company or the Company Board (or the Special Committee) resolves or publicly announces its intention to do any of the foregoing, in any case whether or not permitted by Section 5.4;
          (c) if, at anytime after the Company Shareholders Meeting (including any adjournment or postponement thereof), the Dissenting Shareholders collectively hold greater than five percent (5%) of the issued and outstanding Shares as of such time;
          (d) if the Company (i) materially breaches its obligations under Section 5.4, 5.6(b) or 5.6(c), or the Company Board or any committee thereof shall resolve to do any of the foregoing or (ii) (A) materially breaches its obligations under Section 5.6(a) and (B) such breach is not cured within 10 Business Days after the Company’s receipt of written notice asserting such breach or failure from Parent; or
          (e) provided that neither Parent nor MergerCo is in material breach of its obligations under this Agreement, if a breach or failure of any representation, warranty or covenant of the Company contained in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) as a result of such breach, such condition would not be capable of being satisfied prior to the Outside Date.
     Section 7.4 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

          (a) provided that the Company is not in material breach of its obligations under this Agreement, if a breach or failure of any representation, warranty or covenant of Parent or MergerCo contained in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) as a result of such breach, such condition would not be capable of being satisfied prior to the Outside Date; or
          (b) pursuant to and in accordance with Section 5.4(d)(iv); provided, however, that the Company shall not terminate this Agreement pursuant to this paragraph, and any purported termination pursuant to this paragraph shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company makes the Company’s Termination Payment in the manner provided for in Section 7.6(a).
     Section 7.5 Effect of Termination. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any of their respective former, current, or future general or limited partners, shareholders, managers, members, directors, officers, Affiliates or agents), except that the indemnity and reimbursement provisions of this Section 7.5 and Section 7.6 and Article VIII (other than Section 8.12) will survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party to this Agreement from liability for damages incurred or suffered by the other parties hereto as a result of any willful breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Agreement that would reasonably be expected to cause any of the conditions set forth in (i) Section 6.1, 6.2(a), 6.2(b) or 6.2(c), in the case of the Company, or (ii) Section 6.1(b), 6.1(c), 6.3(a) or 6.3(b), in the case of Parent or MergerCo, not to be satisfied.
     Section 7.6 Payment of Expenses Following Termination.
          (a) The Company will pay, or cause to be paid, to an account or accounts designated by Parent, by wire transfer of immediately available funds an amount equal to the aggregate Expenses up to but not in excess of $225,000 that are incurred by Parent and MergerCo in connection with this Agreement and the transactions contemplated hereby (the “Company’s Termination Payment”) under the following circumstances:
               (i) if this Agreement is terminated by Parent pursuant to Section 7.3, in which event payment will be made within two Business Days after such termination; and
               (ii) if this Agreement is terminated by the Company pursuant to Section 7.4(b), in which event payment must be made in advance of or concurrent with such termination.
          (b) If this Agreement is terminated by the Company pursuant to Section 7.4(a), Parent will pay, or cause to be paid, to an account or accounts designated by the Company, by wire transfer of immediately available funds, an amount equal to the Company Expenses up to but not in excess of $50,000 that are incurred by the Company in connection with this Agreement and the transactions contemplated hereby (the “Parent’s Termination Payment”). Any Parent’s Termination Payment payable pursuant to this paragraph shall be paid within two Business Days after such termination.

     Section 7.7 Amendment. This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after shareholder approval hereof, so long as (a) no amendment that requires further shareholder approval under applicable Laws after shareholder approval hereof will be made without such required further approval and (b) such amendment has been duly authorized or approved by each of Parent and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.
     Section 7.8 Extension; Waiver. At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
VIII. MISCELLANEOUS
     Section 8.1 Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement and the Company Disclosure Letter to Articles, Sections and Annexes refer to Articles and Sections of, and Annexes to, this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Annexes and Schedules hereto, and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent, and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and successors and permitted assigns.
     Section 8.2 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. The covenants and agreements of the parties contained in Sections 7.5 (and the Sections referred to therein) and 7.6 and Article VIII of this Agreement shall survive termination of this Agreement in accordance with their terms. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

     Section 8.3 Governing Law. Except for matters of corporate law required to be governed by the laws of the state of incorporation of the Company and MergerCo, which shall be governed by the FBCA, this Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.
     Section 8.4 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the United States District Court for the District of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.4, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     Section 8.5 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.5.

     Section 8.6 Notices. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:
If to Parent or MergerCo, to:
Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, Illinois 60026
Facsimile:     (847) 657-4329
Attention:     General Counsel
with copies (which will not constitute notice to Parent or MergerCo) to:
Katten Muchin Rosenman LLP
525 West Monroe Street, Suite 1900
Chicago, Illinois 60661
Facsimile:     (312) 577-8755
Attention:     Maryann A. Waryjas, Esq.
If to the Company, to:

Quipp, Inc.
4800 N.W. 157th Street
Miami, Florida 33014
Facsimile:     (305) 628-4402
Attention:     Michael S. Kady
with a copy (which will not constitute notice to the Company) to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
Facsimile:     (877) 432-9652
Attention:      Alan Singer, Esq.
or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 8.6, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.6 and appropriate confirmation is received.
     Section 8.7 Entire Agreement. This Agreement (including the Annexes to this Agreement), the Company Disclosure Letter and the Confidentiality Agreement constitutes the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement, including that certain letter agreement dated January 21, 2008 to which the Company is party. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.
     Section 8.8 No Third-Party Beneficiaries. Except as provided in Section 5.7, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.
     Section 8.9 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.
     Section 8.10 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.
     Section 8.11 Assignment. This Agreement may not be assigned by operation of Law or otherwise, except that each of Parent and MergerCo may assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.11 will be null and void.
     Section 8.12 Specific Performance. The parties to this Agreement agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 8.4, in addition to any other remedy to which they are entitled at law or in equity.
     Section 8.13 Counterparts; Effectiveness. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.
[Signature page follows.]

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER
     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ILLINOIS TOOL WORKS INC.

By: Name: Title:	/s/ Michael W. Potempa Michael W. Potempa Attorney-in-fact

HEADLINER ACQUISITION CORPORATION

By: Name: Title:	/s/ Michael W. Potempa Michael W. Potempa Attorney-in-fact

QUIPP, INC.

By: Name: Title:	/s/ Michael S. Kady Michael S. Kady President & CEO

Appendix A
Definitions
     For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:
     “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality, standstill and non-solicitation provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.
     “Acquiror Assets” has the meaning set forth in Section 4.5(ii).
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.
     “Affiliate Transaction” has the meaning set forth in Section 3.23.
     “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law).
     “Agreement” has the meaning set forth in the Preamble.
     “Articles of Merger” has the meaning set forth in Section 1.3.
     “Book-Entry Shares” has the meaning set forth in Section 2.1(c).
     “Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in Chicago, Illinois are generally closed.
     “Cash” means, as of any date, the sum of all U.S. dollar equivalents (using the currency exchange rates published by the Wall Street Journal, as in effect at 5:00 p.m. (Miami time) on such date) of all worldwide cash and cash equivalents of the Company and its Subsidiaries reported by the Company based on its bank account balances as of 5:00 p.m. (Miami time) on such date. For the avoidance of doubt, Cash will be net of (i.e., reduced by) all outstanding checks and drafts issued or electronic funds transfers in transit made by the Company or any of its Subsidiaries at or before 5:00 p.m. (Miami time) on such date.
     “Certificate” has the meaning set forth in Section 2.1(c).
     “Closing” has the meaning set forth in Section 1.2.

     “Closing Cash” means (i) Cash as of the Closing Cash Measurement Time, minus (ii) the amount of any Company Expenses that have not been paid prior to the Closing Cash Measurement Time, minus (iii) the amount of any disbursements in excess of $50,000 in the aggregate made following the Closing Cash Measurement Time and prior to the Closing Date, plus (iv) the amount paid by the Company for the Tail Policies to the extent the costs thereof are consistent with the proposal attached to Schedule 5.7(b).
     “Closing Cash Measurement Time” means 5 p.m. (Miami time) on the third Business Day prior to the Closing.
     “Closing Date” has the meaning set forth in Section 1.2.
     “Closing Indebtedness” means the Company Indebtedness as of the close of business on the last Business Day immediately preceding the Closing Date.
     “COBRA” has the meaning set forth in Section 3.14(f).
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Common Stock” means the Company’s common stock, par value $0.01 per share.
     “Company” has the meaning set forth in the Preamble.
     “Company Articles” means the Company’s Articles of Incorporation.
     “Company Assets” has the meaning set forth in Section 3.6(b).
     “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, including Multiemployer Plans, Multiple Employer Plans, Multiple Employer Welfare Arrangements, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case under which any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits.
     “Company Board” has the meaning set forth in the Recitals.
     “Company Board Recommendation” has the meaning set forth in Section 3.2(a).
     “Company Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound.
     “Company Disclosure Letter” has the meaning set forth in Article III.

Appendix A-2

     “Company Expenses” has the meaning set forth in Section 5.11.
     “Company Financial Advisor” has the meaning set forth in Section 3.26.
     “Company Indebtedness” shall mean all indebtedness of the Company and its Subsidiaries for borrowed money (expressly excluding capital leases and excluding trade payables constituting current liabilities that either (i) are less than 60 days outstanding or (ii) have been disputed by the Company in good faith (and the Company shall have advised Parent of such dispute prior to the time such trade payable has been outstanding for 60 days)), together with all accrued interest thereon and applicable prepayment premiums, if any. For the avoidance of doubt, to the extent any Cash is included in Closing Cash, such Cash shall not be netted against or used to offset Company Indebtedness for the purpose of determining Closing Indebtedness.
     “Company Joint Venture” means any Person in which the Company or any of its Subsidiaries, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other Person performing similar functions but in which the Company or any of its Subsidiaries has rights with respect to the management of such Person.
     “Company Licenses” has the meaning set forth in Section 3.18(b).
     “Company Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect (including those affecting or relating to any Company Joint Venture) that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, is or could reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to consummate the Merger and the other transactions contemplated hereby; provided, however, that, to the extent that any event, state of facts, circumstance, development, change or effect directly results from any of the following, alone or in combination, it shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (A) (1) changes in U.S. general economic conditions or changes affecting the securities or financial markets in general or (2) a material worsening of current conditions caused by an act of terrorism or war (whether declared or not declared) occurring after the date of this Agreement, except, in the case of either clause (1) or (2), to the extent such changes or developments have a disproportionate or unique impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company conducts its businesses; (B) any adverse change, effect, occurrence, state of facts or development attributable to or resulting from the identity of Parent; (C) any action taken at the written request of Parent; (D) any change in the market price or trading volume of securities of the Company in and of itself; (E) general changes in the industries in which the Company and its Subsidiaries operate, except to the extent such changes or developments have a disproportionate or unique impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in such industries; (F) any failure by the Company to meet any internal projections or forecasts for any period beginning on or after the date of this Agreement (but not the event, state of facts, circumstance, development, change or effect underlying such failure); or (G) any changes (after the date hereof) in GAAP or Laws.

Appendix A-3

     “Company Organizational Documents” means the articles of incorporation and bylaws (or the equivalent organizational documents) of the Company and each of its Subsidiaries, in each case (unless otherwise indicated) as in effect on the date of this Agreement.
     “Company Products” shall mean all products or services developed, in whole or in part, or in the process of being developed, by or for the Company or any of its Subsidiaries.
     “Company Proxy Statement” has the meaning set forth in Section 3.5.
     “Company Rights Agreement” has the meaning set forth in Section 3.22(c).
     “Company SEC Documents” has the meaning set forth in Section 3.9(a).
     “Company Shareholders Meeting” has the meaning set forth in Section 3.5.
     “Company Stock Award Plan” has the meaning set forth in Section 3.3(e).
     “Company Stock Rights” has the meaning set forth in Section 2.5(a).
     “Company’s Termination Payment” has the meaning set forth in Section 7.6(a).
     “Confidentiality Agreement” means that certain confidentiality letter agreement by and between the Company and Parent or Affiliate thereof, dated as of April 20, 2006.
     “Consulting Agreements” has the meaning set forth in Section 3.18(b).
     “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.
     “Disclosed Contract” has the meaning set forth in Section 3.13(a).
     “Dissenting Shareholder” has the meaning set forth in Section 2.3.
     “Dissenting Shares” has the meaning set forth in Section 2.3.
     “Effective Time” has the meaning set forth in Section 1.3.
     “Environmental Actions” has the meaning set forth in Section 3.17(g).
     “Environmental Health and Safety Laws” means all foreign, federal, state and local laws, statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, actions, policies, principles of common law (including but not limited to all such principles under which claims may be alleged for any type of injury or damage relating to contamination related to Hazardous Materials as defined herein), and requirements (including consent decrees, judicial decisions, administrative orders and self-implementing closure requirements) relating to the protection, preservation or conservation of the environment and to public or worker health and safety, all as amended, hereafter amended or reauthorized, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Emergency

Appendix A-4

Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.
     “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Health and Safety Laws.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and in effect thereunder.
     “Estimated Closing Indebtedness” means $150,000, which amount represents the Company’s good faith estimate of the Closing Indebtedness.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
     “Excluded Share(s)” has the meaning set forth in Section 2.1(b).
     “Expenses” has the meaning set forth in Section 5.11.
     “FBCA” means the Florida Business Corporation Act.
     “GAAP” has the meaning set forth in Section 3.9(c).
     “Governmental Entity” has the meaning set forth in Section 3.5.
     “Hazardous Materials” means (i) any substance that is listed, classified or regulated as hazardous or toxic or a pollutant or contaminant under any Environmental Health and Safety Laws; or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, toxic molds or radon.
     “Indemnified Person” has the meaning set forth in Section 5.7.
     “Intellectual Property” shall mean shall mean (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations-in-part and renewal applications), and any renewals, reexaminations, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (the “Trade Secrets”); (iv) writings and other works of authorship, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) computer software (in object code and source code formats), technical information, data, designs, algorithms, drawings, schematics, specifications and know-

Appendix A-5

how, and (vi) moral rights, database rights, shop rights, design rights, industrial property rights, publicity rights and privacy rights.
     “Interim Financial Statements” means the consolidated balance sheet of the Company and its Subsidiaries dated as of September 30, 2007 (including the notes thereto) and the consolidated statements of income for the periods then ended, in each case as included in the Company SEC Documents.
     “IRS” has the meaning set forth in Section 3.14(b).
     “JDL Termination Agreement” has the meaning set forth in Section 6.2(m).
     “Joint Venture Agreements” means Contracts with respect to Company Joint Ventures.
     “Knowledge” means, when used with respect to Parent, MergerCo or the Company, the actual knowledge, after reasonable inquiry and investigation, of any executive officer of Parent, MergerCo or the Company, as applicable.
     “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity.
     “Legal Action” has the meaning set forth in Section 3.12.
     “Letter of Transmittal” has the meaning set forth in Section 2.2(b).
     “Liabilities” means any losses, liabilities, claims, damages or expenses, including reasonable legal fees and expenses.
     “Liens” means any mortgages, deeds of trust, liens (statutory or other), pledges, security interests, collateral security arrangements, conditional and installment agreements, claims, covenants, conditions, restrictions, reservations, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title imperfections or defects of any kind or nature.
     “Material Impact” means (i) any adverse change in the condition (financial or otherwise) of the assets, liabilities, indebtedness, earnings, obligations or business of the Company or any of its Subsidiaries that has an aggregate value of at least $500,000 and (ii) a material impairment of the ability of Parent or the Company to consummate the transactions contemplated hereby, or the ability of the Company or the Surviving Corporation to operate the Company’s business after the Closing in the manner operated on the date hereof.
     “Measurement Date” has the meaning set forth in Section 3.3(a).
     “Merger” has the meaning set forth in Section 1.1.
     “MergerCo” has the meaning set forth in the Preamble.

Appendix A-6

     “MergerCo Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, would materially adversely affect MergerCo’s ability to consummate the Merger.
     “Multiemployer Plan” has the meaning set forth in Section 3(37) or 4001(a)(3) of ERISA.
     “Multiple Employer Plan” has the meaning set forth in Section 413(c) of the Code.
     “Multiple Employer Welfare Arrangement” has the meaning set forth in Section 3(40) of ERISA.
     “NASDAQ” has the meaning set forth in Section 3.5.
     “Non-Standard Warranty Obligation” has the meaning set forth in Section 3.30.
     “Owned Intellectual Property” has the meaning set forth in Section 3.18.
     “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.
     “Other Filings” has the meaning set forth in Section 3.25.
     “Outside Date” has the meaning set forth in Section 7.2(a).
     “Owned Real Property” has the meaning set forth in Section 3.19(a).
     “Parent” has the meaning set forth in the Preamble.
     “Parent’s Termination Payment” has the meaning set forth in Section 7.6(b).
     “Paying Agent” has the meaning set forth in Section 2.2(a).
     “Payment Fund” has the meaning set forth in Section 2.2(a).
     “PBGC” has the meaning set forth in Section 3.14(d).
     “Per Share Merger Consideration” has the meaning set forth in Section 2.1(b).
     “Permits” has the meaning set forth in Section 3.6(b).
     “Permitted Borrowings” means the incurrence by the Company of Company Indebtedness following the date hereof only if each of the following is true: (i) such Company Indebtedness is incurred pursuant to the Company’s existing credit facility with Merrill Lynch or any extension thereof or successor thereto on terms similar in all material respects to the Company’s existing credit facility on the date of this Agreement (other than (a) aggregate principal amount, which may be less than the $3,000,000 principal amount in such existing credit facility, (b) interest rate, provided such interest rate is no more than 9% per annum, (c) amount of

Appendix A-7

cash and cash equivalents and marketable securities securing the Company’s obligations and (d) type of security), (ii) Company Indebtedness incurred following the date hereof and until the seventh calendar day prior to the Company Shareholders Meeting does not at any time exceed $3,000,000 less the amount by which Cash is less than $1,000,000, in the aggregate, (iii) Company Indebtedness incurred after the seventh day prior to the Company Shareholders Meeting does not exceed $1,500,000 less the amount by which Cash is less than $1,000,000, in the aggregate and (iv) such Company Indebtedness is incurred in the ordinary course of business consistent with past practice.
     “Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings for which the Company has established a reasonable reserve; (ii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property leased, used or held for use by the Company or any of its Subsidiaries; and (vii) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on, or materially affect the use or benefit to the owner of, the assets or properties to which they specifically relate.
     “Person” means any individual, corporation, limited or general partnership, limited liability company, limited partnership, trust, association, joint venture, Governmental Entity or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).
     “Personal Property Lease” has the meaning set forth in Section 3.19(c).
     “Purchase Price” has the meaning set forth in Section 2.6.
     “Real Estate Lease” has the meaning set forth in Section 3.19(b).
     “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment.
     “Recommendation Change” has the meaning set forth in Section 5.4(d)(iii).
     “Regulatory Closure” has the meaning set forth in Section 3.17(g).
     “Representatives” means, when used with respect to Parent, MergerCo or the Company, the directors, officers, members, managers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent, MergerCo or the Company, as

Appendix A-8

applicable, and their respective Subsidiaries.
     “Requisite Company Vote” means the approval of this Agreement by the holders of a majority of the Common Stock.
     “Satisfaction Date” has the meaning set forth in Section 1.2.
     “SEC” has the meaning set forth in Section 3.5.
     “Securities Act” has the meaning set forth in Section 3.9(a).
     “Share(s)” has the meaning set forth in Section 2.1(b).
     “SOX” has the meaning set forth in Section 3.9(a).
     “Special Committee” means a committee of the Company’s Board of Directors, the members of which are not members of the Company’s management, formed for the purpose of, among other things, evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, this Agreement and the transactions contemplated hereby, including the Merger, and shall include any successor committee to the Special Committee existing as of the date of this Agreement or any reconstitution thereof.
     “Stock Option” means an option to purchase Shares issued pursuant to the Company Benefit Plans.
     “Stock Option Cancellation and Custody Agreement” has the meaning set forth in Section 7.3(a)(i).
     “Subsidiary” means, when used with respect to Parent, MergerCo or the Company, any other Person (whether or not incorporated) that Parent, MergerCo or the Company, as applicable, directly or indirectly owns or has the power to vote or control more than 50% of any class or series of capital stock or other equity interests of such Person.
     “Superior Proposal” means any bona fide written Takeover Proposal that the Company Board (including through action of the Special Committee, if then in existence) determines in good faith (after consultation with the Company Financial Advisor or another financial advisor of nationally recognized reputation) to be more favorable (taking into account (i) any legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and other transactions contemplated by this Agreement deemed relevant by the Company Board (or the Special Committee, as applicable), and (ii) the anticipated timing, conditions and prospects for completion of such Takeover Proposal) to the Company’s shareholders than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement), except that the reference to “15%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%”.
     “Support Agreements” has the meaning set forth in Section 7.3(a)(ii).

Appendix A-9

     “Surviving Corporation” has the meaning set forth in Section 1.1.
     “Tail Policies” has the meaning set forth in Section 5.7(b).
     “Takeover Proposal” means any proposal or offer from any Person or group of Persons other than Parent or its Affiliates relating to any direct or indirect acquisition or purchase of (i) a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (ii) 15% or more of the equity interest in the Company (by vote or value), (iii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the equity interest (by vote or value) in the Company, or (iv) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).
     “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements relating to Taxes, including any schedule or attachment thereto or amendment thereof.
     “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or similar agreements to pay or indemnify any other Person on account of Taxes.
     “Third Party Licenses” has the meaning set forth in Section 3.18(g).
     “Use” shall mean to use, reproduce, make, have made, incorporate, embed, prepare derivative works based upon, offer to sell, sell, resell, export, import, distribute, license, sublicense or otherwise exploit.
     “Voting Debt” has the meaning set forth in Section 3.3(a).
     “Warranty” has the meaning set forth in Section 3.30.
     “Withdrawal Liability” has the meaning specified in Section 3.14(d).

Appendix A-10

Execution Copy
EXHIBIT A
FORM OF STOCK OPTION CANCELLATION AND CUSTODY AGREEMENT
[Attached]

Execution Copy
STOCK OPTION CANCELLATION AND CUSTODY AGREEMENT
     THIS STOCK OPTION CANCELLATION AND CUSTODY AGREEMENT (this “Agreement”) is delivered by the undersigned holder (the “Holder”) of certain Stock Options of Quipp, Inc., a Florida corporation (the “Company”), which Stock Options are more particularly described on Annex I hereto. Capitalized terms used and not otherwise defined in this Agreement have the respective meanings assigned to those terms in the Agreement and Plan of Merger (the “Merger Agreement”), dated March ___, 2008, by and among the Company, Illinois Tool Works Inc., a Delaware corporation (“Parent”), and Headliner Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of Parent (“MergerCo”).
     The undersigned acknowledges and understands that, pursuant to the Merger Agreement, MergerCo will be merged with and into the Company, with the Company as the Surviving Corporation. A copy of the Merger Agreement is attached hereto as Exhibit A.
     The undersigned acknowledges and understands that (i) Persons owning Shares (including the undersigned) will receive cash consideration for any Shares that they own upon the closing of the Merger and (ii) the execution and delivery of this Agreement by the undersigned is a condition to the obligations of Parent, MergerCo and the Company under the Merger Agreement. The undersigned desires that the Company consummate the Merger and has determined that the consummation of the Merger is in the best interests of the Company and its shareholders, including the undersigned.
     The undersigned has further determined that (i) the Stock Options being cancelled pursuant hereto are “underwater” as described below and (ii) it is in his or her best interests to cancel such Stock Options in order to effect the closing of the Merger.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Representations and Warranties. The Holder represents and warrants that the Holder is, and immediately prior to the Effective Time the Holder shall be, the record holder and full beneficial owner of all of the Stock Options indicated as being owned by the Holder on Annex I hereto, free and clear of all Liens, including, without limitation, free and clear of any spousal interest in such Stock Options which may arise under any Laws. The Holder has all the requisite contractual capacity, power and authority, and has taken all action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform the Holder’s obligations hereunder. The Holder has reviewed the Merger Agreement and has had the opportunity to ask questions and receive answers concerning (i) the terms and conditions of this Agreement and the Merger Agreement and (ii) the terms and conditions of the transactions contemplated by this Agreement and the Merger Agreement, including the Merger. The Holder has had full access to such other information concerning this Agreement, the Merger Agreement and the Merger as the Holder has requested, and has had the opportunity to consult with the Holder’s legal and financial advisors regarding this Agreement, the Merger Agreement and the Merger and the Holder’s obligations hereunder. The Holder acknowledges that this Agreement and the Merger Agreement provide for the termination, cancellation and

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extinguishment of the Holder’s Stock Options, and that such termination, cancellation and extinguishment is a condition to the willingness of Parent and MergerCo to consummate the Merger. By reason of the Holder’s business and financial experience and the business and financial experience of those Persons retained to advise the Holder with respect to such transactions, the Holder has such knowledge, sophistication and experience in business and financial matters that the Holder is capable of evaluating the merits and consequences of the contemplated transactions. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Holder with any of the provisions hereof, with or without the giving of notice or the lapse of time, or both, shall result in (a) a breach of, or a default under, any term or provision of any Contract to which the Holder is a party or by which the Holder’s assets (including any Stock Options owned beneficially or of record by the Holder) are bound, (b) a violation by the Holder of any Law, or (c) an imposition of any Lien on the Stock Options owned beneficially or of record by such Holder. This Agreement has been duly executed and delivered by the Holder and is a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms.
     2. No Amounts Payable Upon Cancellation of Stock Options. The Holder hereby acknowledges and agrees that, as of the Effective Time and pursuant to the Merger Agreement, each of the Holder’s Stock Options issued and outstanding immediately prior the Effective Time shall automatically be terminated, cancelled and extinguished and no payment shall be made in respect thereof. The Holder acknowledges and agrees that, in light of the preceding sentence and the consideration to be paid pursuant to the Merger Agreement with respect to each Share being less than the exercise price per share to be paid in connection with the exercise of the Holder’s Stock Option, the Stock Options are “underwater.”
     3. Custody. For the purposes of facilitating the transactions contemplated in this Agreement and the Merger Agreement, the undersigned hereby agrees that, prior to the Effective Time, it will (i) deposit with the Company the instrument(s) listed on Annex I, which instrument(s) (the “Instruments”) represent the Stock Options to be terminated, cancelled and extinguished, (ii) certify that the undersigned has lost the Instrument(s) and provide a customary indemnity relating thereto or (iii) certify that the undersigned has destroyed the Instrument(s) and provide a customary indemnity relating thereto. If the undersigned deposits the Instruments with the Company, the Company is hereby authorized and directed (x) to hold in custody the Instruments so deposited; (y) to make such other appropriate arrangements as may be necessary for the safekeeping of such Instruments; and (z) upon the Effective Time, to effect the cancellation of the Stock Options and the Instruments.
     4. Third Party Reliance. The representations, warranties and agreements of the Holder in this Agreement are made for the benefit of and may be relied upon by the Company, Parent and their respective representatives, agents and counsel, each of whom shall have the right, among other remedies available to such Person, to enforce this Agreement as described in Section 11 below.
     5. Holder’s Notice Obligations. The Holder will immediately notify the Company and Parent of the occurrence of any event which may cause any of the representations, warranties and agreements herein contained not to be true and correct.

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     6. Acceptance by the Company. Receipt by the Company of a copy of this Agreement executed by the Holder, and the Instruments deposited hereunder, shall constitute acceptance by the Company of the authorizations herein conferred and shall evidence the agreement of the Company to carry out and to perform this Agreement in accordance with the provisions hereof.
     7. Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Florida, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.
     8. Assignment. This Agreement shall inure to the benefit of, and this Agreement shall be binding upon, the Holder and the Holder’s heirs, executors, administrators, successors and assigns, as the case may be.
     9. Submission to Jurisdiction. The Holder irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any party entitled to enforce this Agreement pursuant to Section 4 or its successors or assigns shall be brought and determined exclusively in the United States District Court for the District of Delaware. The Holder agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 14 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. The Holder hereby irrevocably submits with regard to any such action or proceeding for himself or herself and in respect of his or her property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that he or she will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. The Holder hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that he or she is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9, (ii) any claim that he or she or his or her property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     10. Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be

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Execution Copy
valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.
     11. Enforcement. The Holder acknowledges and agrees that irreparable damage would occur in the event that any of the Holder’s obligations under this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Holder acknowledges and agrees that each of the Company and Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions of this Agreement. Each of the Company and Parent, in such Person’s sole discretion, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce and prevent any violation of the provisions of this Agreement.
     12. Waiver of Jury Trial. The Holder acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, the Holder irrevocably and unconditionally waives any right he or she may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. The Holder certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) the Holder has considered the implications of this waiver and (c) the Holder makes this waiver voluntarily.
     13. Effectiveness. In the event that the Holder’s signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Holder with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. The Holder shall not raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and the Holder forever waives any such defense.
     14. Notice. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:

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Execution Copy
If to Parent or MergerCo, to:
Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, Illinois 60026
Facsimile:       (847) 657-4329
Attention:       General Counsel
with copies (which will not constitute notice to Parent or MergerCo) to:
Katten Muchin Rosenman LLP
525 West Monroe Street, Suite 1900
Chicago, Illinois 60661
Facsimile:       (312) 577-8755
Attention:       Maryann A. Waryjas, Esq.
If to the Company, to:
Quipp, Inc.
4800 N.W. 157th Street
Miami, Florida 33014
Facsimile:       (305) 628-4402
Attention:       Michael S. Kady
with a copy (which will not constitute notice to the Company) to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
Facsimile:       (877) 432-9652
Attention:       Alan Singer, Esq.
If to the Holder, to:
the address or facsimile number set forth on the signature page hereto, or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (a) if delivered by hand or overnight

16

Execution Copy
courier, when such delivery is made at the address specified in this Section 14, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 14 and appropriate confirmation is received.
15. Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Annexes refer to Articles and Sections of, and Annexes to, this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Annexes and Schedules hereto, and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent, and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and successors and permitted assigns.
[Signature page follows.]

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Execution Copy
SIGNATURE PAGE TO STOCK OPTION
CANCELLATION AND CUSTODY AGREEMENT
     IN WITNESS WHEREOF, the undersigned has executed this Agreement this ___ day of                     , 2008.
Respectfully,

[Holder’s Name]

Address:

Facsimile Number:

Execution Copy
Annex I
Stock Options
The Stock Option, dated as of                                         , issued by the Company for ___ shares of Common Stock at an exercise price of $                     per share.

Execution Copy
Exhibit A
Merger Agreement
See attached.

Execution Copy
EXHIBIT B
FORM OF SUPPORT AGREEMENT
[Attached]

Support Agreement
     This Support Agreement (this “Agreement”) is dated as of March 26, 2008, by and among Headliner Acquisition Corporation, a Florida corporation (“MergerCo”), Illinois Tool Works Inc., a Delaware corporation (“Parent”, and together with MergerCo, the “Purchaser Parties”), and the Persons executing this Agreement as “Shareholders” on the signature page hereto (each a “Shareholder” and collectively the “Shareholders”).
RECITALS
     WHEREAS, the Purchaser Parties and Quipp, Inc., a Florida corporation (the “Company”), have entered into an Agreement and Plan of Merger, as it may be amended, supplemented, modified or waived from time to time (the “Merger Agreement”), which provides, among other things, for the merger of MergerCo with and into the Company, upon the terms and subject to the conditions set forth therein (the “Merger”);
     WHEREAS, each Shareholder is the record or Beneficial Owner of that number of Shares set forth next to such Shareholder’s name on Schedule A hereto, and (except as otherwise set forth on Schedule A hereto) has the sole right to vote and dispose of such Shares; and
     WHEREAS, as an inducement to the Purchaser Parties entering into the Merger Agreement and incurring the obligations therein, the Purchaser Parties have required that each Shareholder enter into this Agreement.
     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
16. CERTAIN DEFINITIONS
     17. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.
     18. Other Definitions. For the purposes of this Agreement:
     19. “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).
     20. “Expiration Time” has the meaning set forth in Section 2.1.
     21. “Legal Actions” means any claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation, or investigations.
     22. “Owned Shares” has the meaning set forth in Section 2.1.
     23. “Permits” means all authorizations, licenses, consents, certificates, registrations, approvals, orders and other permits of any Governmental Entity.

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     24. “Shares” has the meaning ascribed thereto in the Merger Agreement, and will also include for purposes of this Agreement all shares or other voting securities into which Shares may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the Shares and entitled to vote in respect of the matters contemplated by Article II.
     25. “Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance, hypothecation or other disposition of such security or the Beneficial Ownership thereof (including by operation of Law), or the entry into any Contract to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security or other rights in or of such security, the granting of any proxy with respect to such security, depositing such security into a voting trust or entering into a voting agreement with respect to such security.
26. AGREEMENT TO VOTE
     27. Agreement to Vote. Subject to the terms and conditions hereof, each Shareholder irrevocably and unconditionally agrees that from and after the date hereof and until the earliest to occur of (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; and (iii) the written agreement of the Purchaser Parties to terminate this Agreement (such earliest occurrence being the “Expiration Time”), at any meeting (whether annual or special, and at each adjourned or postponed meeting) of the Company’s shareholders, however called, or in any other circumstances (including any action sought by written consent) upon which a vote or other consent or approval is sought (any such meeting or other circumstance, a “Shareholder Meeting”), each Shareholder will (y) appear, unless otherwise expressly consented to in writing by the Purchaser Parties, in their sole and absolute discretion, at such a meeting, or otherwise cause his or her Owned Shares to be counted as present thereat, for purposes of calculating a quorum and respond to any request by the Company for written consent, if any, and (z) vote, or cause to be voted (including by written consent, if applicable) all of the Shares Beneficially Owned by such Shareholder as of the relevant time (collectively, the “Owned Shares”):
     (A) in favor of the approval of the Merger Agreement (whether or not recommended by the Company Board or any committee thereof) and the approval of the transactions contemplated thereby, including the Merger;
     (B) in favor of the approval of any other matter to be approved by the shareholders of the Company to facilitate the transactions contemplated by the Merger Agreement, including the Merger;
     (C) against any Takeover Proposal or any transaction contemplated by such Takeover Proposal;
     (D) against any proposal made in opposition to, or in competition or inconsistent with, the Merger or the Merger Agreement, including the adoption thereof or the consummation thereof;

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     (E) against any extraordinary dividend, distribution or recapitalization by the Company or change in the capital structure of the Company (other than pursuant to or as explicitly permitted by the Merger Agreement); and
     (F) against any action or agreement that would reasonably be expected to prevent or delay the Merger or result in any condition to the consummation of the Merger set forth in Article VI of the Merger Agreement not being fulfilled.
     28. Additional Shares. Each Shareholder hereby agrees, while this Agreement is in effect, promptly to notify the Purchaser Parties of the number of any new Shares or Company Stock Rights with respect to which Beneficial Ownership is acquired by such Shareholder, if any, after the date hereof and before the Expiration Time. Any such Shares and Company Stock Rights shall automatically become subject to the terms of this Agreement as Owned Shares as though owned by such Shareholder as of the date hereof.
     29. Restrictions on Transfer, Etc. Except as expressly provided for herein, or in the Merger Agreement, each Shareholder agrees, from the date hereof until the Expiration Time, not to (i) directly or indirectly Transfer or offer to Transfer any Owned Shares or Company Stock Rights; (ii) tender any Owned Shares or Company Stock Rights into any tender or exchange offer or otherwise; or (iii) otherwise restrict the ability of such Shareholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void. Each Shareholder acknowledges and agrees that the intent of the foregoing sentences is to ensure that Parent retains the right under Section 2.4 to vote the Owned Shares and Company Stock Rights in accordance with the terms of Section 2.4. Notwithstanding the foregoing, each Shareholder may make transfers of Owned Shares for estate planning or similar purposes so long as such Shareholder retains control over the voting and disposition of such Owned Shares and agrees in writing prior to such transfer to continue to vote such Owned Shares in accordance with this Agreement. Each Shareholder further agrees to authorize, and hereby authorizes, the Purchaser Parties and the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Owned Shares and that this Agreement places limits on the transfer of the Owned Shares.
     30. Proxy. Each Shareholder hereby revokes any and all previous proxies granted with respect to its Owned Shares. By entering into this Agreement, each Shareholder hereby grants a proxy appointing Parent, with full power of substitution, as such Shareholder’s attorney-in-fact and proxy, for and in such Shareholder’s name, to be counted as present and to vote (including by written consent, if applicable) or otherwise to act on behalf of the Shareholder with respect to the Shareholder’s Owned Shares, solely with respect to the matters set forth in, and in the manner contemplated by, Section 2.1 as such proxy or its substitutes shall, in Parent’s sole and absolute discretion, deem proper with respect to such Owned Shares. The proxy granted by each Shareholder pursuant to this Section 2.4 is, subject to the penultimate sentence of this Section 2.4, irrevocable and is coupled with an interest, in accordance with Section 607.0722(2)(b)(5) of the Florida Business Corporation Act and is granted in order to secure such Shareholder’s performance under this Agreement and also in consideration of the Purchaser Parties entering into this Agreement and the Merger Agreement. If any Shareholder fails for any reason to be counted as present or to vote (including by written consent, if applicable) such Shareholder’s Owned Shares in accordance with the requirements of Section 2.1 above (or

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anticipatorily breaches such Section), then the Parent shall have the right to cause to be present or vote such Shareholder’s Owned Shares in accordance with the provisions of Section 2.1. The proxy granted by each Shareholder shall be automatically revoked upon termination of this Agreement in accordance with its terms. Each Shareholder agrees, from the date hereof until the Expiration Time, not to attempt to revoke, frustrate the exercise of, or challenge the validity of, the irrevocable proxy granted pursuant to this Section 2.4.
31. REPRESENTATIONS AND WARRANTIES
     32. Representations and Warranties of Shareholders. Each Shareholder, severally and not jointly, represents and warrants to the Purchaser Parties as of the date of this Agreement and at all times during the term of this Agreement, as follows:
     33. Such Shareholder has the requisite capacity and authority to execute and deliver this Agreement and to fulfill and perform such Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder enforceable by the Purchaser Parties against such Shareholder in accordance with its terms.
     34. The number of Shares constituting Owned Shares of such Shareholder as of the date hereof, and the number of votes which the holder of such Shares shall be entitled to cast in respect of any matter as to which holders of Shares are entitled to cast votes, are set forth next to such Shareholder’s name on Schedule A of this Agreement. Such Shareholder is the record and Beneficial Owner of, and has good, valid and marketable title, free and clear of any Liens (other than those arising under this Agreement) to, the Owned Shares, and, except as provided in this Agreement and subject to the provisions of the Securities Act of 1933, as amended, has full and unrestricted power to dispose of and vote all of such Shareholder’s Owned Shares without the consent or approval of, or any other action on the part of, any other Person, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement with respect to, such Shareholder’s Owned Shares. The Owned Shares set forth next to such Shareholder’s name on Schedule A hereto constitute all of the capital stock of the Company that is Beneficially Owned by such Shareholder as of the date hereof, and, except for such Shareholder’s Owned Shares, such Shareholder and such Shareholder’s Affiliates do not Beneficially Own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Shares or any securities convertible into Shares (including Company Stock Rights).
     35. Other than the filing by a Shareholder of any reports with the SEC required by Sections 13(d) or 16(a) of the Exchange Act, none of the execution and delivery of this Agreement by a Shareholder, the consummation by a Shareholder of the actions contemplated hereby or compliance by a Shareholder with any of the provisions hereof (i) requires any consent or other Permit of, or filing with or notification to, any Governmental Entity or any other Person by such Shareholder, (ii) results in a violation

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or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any Contract to which such Shareholder is a party or by which such Shareholder or any of such Shareholder’s properties or assets (including such Shareholder’s Owned Shares) may be bound, (iii) violates any Order or Law applicable to such Shareholder or any of such Shareholder’s properties or assets (including such Shareholder’s Owned Shares), or (iv) results in a Lien upon any of such Shareholder’s properties or assets (including such Shareholder’s Owned Shares).
     36. Such Shareholder has reviewed the Merger Agreement and has had the opportunity to ask questions and receive answers concerning (i) the terms and conditions of this Agreement and (ii) the terms and conditions of the transactions contemplated by the Merger Agreement, including the Merger, has had full access to such other information concerning this Agreement, the Merger Agreement and the Merger as the Shareholder has requested, and has had the opportunity to consult with the Shareholder’s legal and financial advisors regarding this Agreement, the Merger Agreement and the Merger and the Shareholder’s obligations hereunder.
37. ADDITIONAL COVENANTS OF THE SHAREHOLDERS
     38. Waiver of Appraisal Rights. Each Shareholder hereby waives any rights of appraisal (including, without limitation, under Section 607 of the Florida Business Corporation Act) or rights of dissent from the Merger that such Shareholder may have.
     39. Disclosure. Each Shareholder, severally and not jointly, hereby authorizes the Purchaser Parties and the Company to publish and disclose in any announcement or in any disclosure required by the SEC or other Governmental Entity such Shareholder’s identity and ownership of the Owned Shares and the nature of such Shareholder’s obligation under this Agreement.
     40. Non-Interference; Further Assurances. Each Shareholder agrees that, prior to the termination of this Agreement, such Shareholder shall not take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Shareholder of his or her obligations under this Agreement. Each Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by the Purchaser Parties to confirm and assure the rights and obligations set forth in this Agreement or to consummate the actions contemplated by this Agreement.
     41. No Solicitation. Subject to Section 6.18:
     42. each Shareholder agrees that he or she shall not, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing information) or facilitate any inquiries, proposals or offers with respect to, or the making, or the completion of, a Takeover Proposal, (ii) participate or engage in any discussions or negotiations with, or

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furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, or otherwise cooperate with or assist, any Person in connection with a Takeover Proposal, (iii) approve, endorse or recommend any Takeover Proposal, (iv) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement or arrangement relating to a Takeover Proposal, or (v) resolve, propose or agree to do any of the foregoing; and
     43. if, prior to the Expiration Time, a Shareholder receives a proposal with respect to the sale of Shares in connection with an Takeover Proposal, then such Shareholder shall notify the Purchaser Parties promptly (and in any event within one Business Day) upon receipt of (i) any Takeover Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Takeover Proposal, including in each case the identity of such Person and a copy of such Takeover Proposal, indication, inquiry or request (or, where no such copy is available, a written description of the material terms and conditions of such Takeover Proposal, indication, inquiry or request), including any material modifications thereto.
For the avoidance of doubt, the fact that the Company Board (or any committee thereof) shall determine that a Takeover Proposal is a Superior Proposal shall in no way affect or limit the obligations of any of the Shareholders, in their capacity as such, under this Agreement, including Section 2.1 and this Section 4.4.
44. TERMINATION
     45. Termination. This Agreement shall terminate without further action at the Expiration Time.
     46. Effect of Termination. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of Section 5.1, this Section 5.2 and Article VI, which will survive such termination. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any willful breach of this Agreement prior to the time of termination.
47. GENERAL
     48. Notices. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:
          If to the Purchaser Parties, to:
Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, Illinois 60026
Facsimile:       (847) 657-4329
Attention:       General Counsel

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with copies (which will not constitute notice to Parent or MergerCo) to:
Katten Muchin Rosenman LLP
525 West Monroe Street, Suite 1900
Chicago, Illinois 60661
Facsimile:      (312) 577-8755
Attention:       Maryann A. Waryjas, Esq.
If to a Shareholder, to:
The respective address or facsimile number set forth on Schedule A attached hereto, or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 6.1, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6.1 and appropriate confirmation is received.
     49. Parties in Interest. Other than with respect to the parties to this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     50. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Florida, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another state otherwise to govern this Agreement.
     51. Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity

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or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.
     52. Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto, in whole or part (whether by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempt to do so shall be null and void, except that each of the Purchaser Parties may assign its rights under this Agreement to any Affiliate of such Purchaser Party to which such Purchaser Party assigns its rights and obligations under the Merger Agreement in accordance with Section 8.11 of the Merger Agreement.
     53. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, including without limitation in the case of each Shareholder, any trustee, executor, heir, legatee or personal representative succeeding to the ownership of (or power to vote) such Shareholder’s Shares or other securities subject to this Agreement (including as a result of the death, disability or incapacity of such Shareholder).
     54. Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles and Sections refer to Articles and Sections of this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. References herein to federal, state, local or other applicable Laws refer to the laws of the United States and all other applicable jurisdictions. All references in this Agreement to any particular Law will be deemed to refer also to (i) any rules and regulations promulgated under that Law and (ii) any comparable Law of any other jurisdiction addressing the same subject matter and any rules and regulations promulgated under such comparable Law. References to a Person also refer to its predecessors and successors and permitted assigns.
     55. Amendments. This Agreement may not be amended except by the express written agreement signed by all of the parties to this Agreement.
     56. Extension; Waiver. At any time prior to the Effective Time, the Purchaser Parties, on the one hand, and the Shareholders, on the other hand, may (i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (iii) waive compliance with any of the covenants or conditions

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contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
     57. Fees and Expenses. Except as expressly provided in this Agreement or the Merger Agreement, each party is responsible for its, his or her own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and legal counsel) in connection with the entry into of this Agreement and the consummation of the actions contemplated hereby.
     58. Entire Agreement. This Agreement (together with the Merger Agreement) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.
     59. No Strict Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.
     60. Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
     61. Counterparts; Effectiveness. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement. This Agreement will become effective and binding upon each Shareholder when executed by such Shareholder and the Purchaser Parties. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.
     62. Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article V, the parties to this Agreement will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, in each case without the necessity of posting

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bond or other security or showing actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.
     63. Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the state or federal courts for the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself, himself or herself and in respect of its, his or her property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it, he or she will not bring any action relating to this Agreement or any of the actions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, (a) any claim that it, he or she is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 6.16, (b) any claim that it, he or she or its, his or her property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that delivery of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.1 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.
     64. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it, he or she may have to a trial by jury in respect of any litigation, controversy or other Legal Action directly or indirectly arising out of or relating to this Agreement or the actions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.17.
     65. Action in Shareholder Capacity Only. The parties acknowledge that this Agreement is entered into by each Shareholder in such Shareholder’s capacity as the Beneficial Owner of such Shareholder’s Owned Shares and nothing in this Agreement restricts or limits any action taken by such Shareholder solely in his or her capacity as a director or officer of the

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Company (but not on his or her own behalf as a shareholder) and the taking of any actions (or failure to act) solely in his or her capacity as an officer or director of the Company will not be deemed to constitute a breach of this Agreement.
     66. Shareholder Obligations Several and Not Joint. The obligations of each Shareholder hereunder shall be several and not joint and no Shareholder shall be liable for any breach of the terms of this Agreement by any other Shareholder.
     67. Additional Shareholders. Additional Shareholders shall become a party to this Agreement upon their execution of this Agreement. Any such additional Shareholders who become parties to this Agreement shall not affect the rights and obligations of any other party hereto.
[Remainder of Page Intentionally Left Blank.
Signature Pages Follow.]

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Execution Copy
SIGNATURE PAGE TO SUPPORT AGREEMENT
     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

PURCHASER PARTIES:

ILLINOIS TOOL WORKS INC.

By:

Name:

Title:

HEADLINER ACQUISITION CORPORATION

By:

Name:

Title:

SHAREHOLDERS:

Michael S. Kady

Cristina H. Kepner

William A. Dambrackas

Lawrence J. Gibson

SIGNATURE PAGE TO SUPPORT AGREEMENT

JDL PARTNERS, LP

By:	JDL CAPITAL, LLC,
its General Partner

By:	John D. Lori,
its Managing Member

Arthur J. Rawl

Robert C. Strandberg

Execution Copy
SCHEDULE A
BENEFICIAL OWNERSHIP OF SHARES

Name of Shareholder:	Number of Shares:
Michael S. Kady	13,159.642
2674 Edgewater Drive Weston, FL 33332 Facsimile: (305) 628-4402

Cristina H. Kepner	16,174
20 Shinnecock Road P.O. Box 111 Quoque, NY 11959 Facsimile: (631) 653-5331

William A. Dambrackas	—
Avocent One Dambrackas Way Sunrise, FL 33351-6709 Facsimile: (954) 377-7198

Lawrence J. Gibson	—
P.O. Box 7033 Cumberland, RI 02864 Facsimile: (401) 334-1485

JDL Partners, LP	142,000
32 Whitehall Boulevard Garden City, NY 11530 Attention: John D. Lori Facsimile: (516) 873-6975

Arthur J. Rawl	100
72 Booth Avenue Englewood, NJ 07631-1907 Facsimile: (201) 569-7661

Robert C. Strandberg	—
9210 Bay Point Drive Orlando, FL 32819 Cell Phone: (407) 761-3665

EXHIBIT C
FORM OF JDL TERMINATION AGREEMENT
[Attached]

Termination Agreement
This TERMINATION AGREEMENT (this “Agreement”) is executed as of the date set forth on the signature page hereto by and between Quipp, Inc., a Florida corporation (the “Company”), JDL Capital, LLC, a Delaware limited liability company (“JDL Capital”), JDL Partners, LP, a Delaware limited partnership (“JDL Partners”), John D. Lori, David S. Dillmeier, Mark A. Goodman, Sean McCarthy, Edward McCoyd and Michael McGee (JDL Capital, JDL Partners and the foregoing individuals are collectively referred to herein as the “JDL Group”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Voting Agreement (as defined below).
Recitals
     WHEREAS, the Company and each member of the JDL Group entered into an Agreement dated October 19, 2006 (the “Voting Agreement”);
          WHEREAS, the Company is a party that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March ___, 2008, by and among the Company, [Parent], a Delaware corporation (“Parent”), and Headliner Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“MergerCo”), pursuant to which MergerCo shall be merged with and into the Company (the “Transaction”), subject to the terms and conditions set forth in the Merger Agreement;
          WHEREAS, the execution and delivery of this Agreement is a condition precedent to the consummation of the Transaction;
          WHEREAS, the JDL Group shall receive substantial benefit from the consummation of the Transaction; and
     WHEREAS, the Company and the JDL Group desire to terminate the Voting Agreement pursuant to the mutual written agreement of such parties as set forth herein.
Agreement
In consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     68. Termination. Each member of the JDL Group and the Company hereby acknowledge and agree that the Voting Agreement shall terminate effective immediately upon and as of the closing of the Transaction (the “Termination”). Immediately upon the Termination, except as otherwise provided in this Agreement, all rights and obligations of each party under the Voting Agreement shall cease.
     69. Non-Disclosure of Confidential Information. John D. Lori hereby agrees to maintain in confidence the Confidential Information in accordance with the terms and conditions of Section 6 of the Voting Agreement, which shall survive the termination of the Voting Agreement.

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     70. Due Execution. The parties agree and acknowledge that, pursuant to Section 13 of the Voting Agreement, each member of the JDL Group irrevocably appointed John D. Lori as such member’s attorney-in-fact and representative in such member’s place and stead, to do any and all things and to execute any and all documents in connection with the Voting Agreement. John D. Lori hereby represents and warrants to the Company that (A) it is entitled to rely upon the execution of this Agreement by John D. Lori on behalf of each member of the JDL Group in the respective capacities set forth on the signature pages hereto and (B) this Agreement is binding upon each member of the JDL Group.
     71. Entire Agreement. This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.
     72. Severability. If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     73. Counterparts; Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the others. Signatures to this Agreement sent by means of a facsimile machine or other electronic transmission will be deemed original signatures.
     74. Headings. The subject headings of Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions.
     75. Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other parties hereto or their successors or assigns shall be brought and determined exclusively in the United States District Court for the District of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 16 of the Voting Agreement or in such other manner as may be permitted by applicable laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself or himself and in respect of its or his property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it or he will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it or he is not personally subject to the jurisdiction of the above named courts for any

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reason other than the failure to serve process in accordance with this Section 8, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     77. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of any legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.
     78. Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Florida applicable to contracts executed and to be performed wholly within such state, without giving effect to the choice of law principles of such state.
[Remainder of Page Intentionally Left Blank.]

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